UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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THE BOSTON BEER COMPANY, INC.

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2024

NOTICE OF THE 2024 ANNUAL MEETING OF **STOCKHOLDERS**

MAY 7, 2024 | 3 P.M. ET

BOSTON BEER co.
· ESTD. 1984 ·

Dear

Fellow Stockholder

Jim Koch

Founder, Brewer, and Chairman of the Board

March 28, 2024

It is my pleasure to invite you to attend our 2024 Annual Meeting of Stockholders on Tuesday, May 7, 2024, at 3:00 p.m. ET at our Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. At the Annual Meeting you will be asked to elect three Class A Directors and cast an advisory vote on executive compensation. As the holder of the voting rights of the Company’s Class B Common Stock, I will elect five Class B Directors, with a sixth Class B seat remaining vacant pending the results of our search for a new independent Director, as discussed further below, and cast a vote to ratify the selection of our independent registered public accounting firm. As requested elsewhere in the accompanying materials, please submit your proxy as soon as possible.

As you may have read in our Annual Report and will read in this Proxy Statement, we continue to have a broad portfolio of healthy brands that we believe will drive our growth into the future. We have the #1 flavored malt beverage in Twisted Tea, the #2 hard seltzer in Truly, the #1 hard cider in Angry Orchard, and two strong, established beer brands in Samuel Adams and Dogfish Head, as well as some exciting new innovations on the horizon. We are proud to have again been named the number one beer industry supplier in the Tamarron Survey in 2023, the annual poll of beer distributors conducted by Tamarron Consulting, a consulting firm specializing in alcohol beverage distribution. It was our sixth number one ranking in a row and twelfth in the last fourteen years.

We have experienced a few changes to our leadership team since last year’s Proxy Statement.

The most recent change was our CEO Dave Burwick’s decision to step down from that post and from the Board, effective at the end of March, as we reported on February 27. As we also reported at that time, Dave will be succeeded as CEO by Michael Spillane, who has served on our Board since 2016. Michael is standing for reelection to the Board, but as a Class B Director, also succeeding Dave in that capacity. Cindy Swanson, who was appointed to the Board as a Class B Director last July 1 to fill the vacancy created by Michael Lynton’s decision not to stand for reelection is standing for reelection to the Board, but as a Class A Director. You will find details on Cindy’s background and qualifications to serve on our Board and on our other seven incumbent Directors who are up for reelection elsewhere in this Proxy Statement.

In other changes, John Geist, our Chief Sales Officer, retired from that position effective December 31, 2023. While he will remain with the Company in a senior advisory role, we will miss the strength, leadership, and experience John brought heading our sales team over the last twenty-five years. We appointed Mike Crowley as our Chief Sales Officer effective January 1, 2024. Mike has significant industry experience – he has been with Boston Beer since November 1996, most recently serving in the role of Atlantic Division Senior Sales Director since 2014.

Additionally, we added two new members to our Executive Leadership Team in 2023.

In May, we hired Phil Hodges as our Chief Supply Chain Officer, overseeing the Company’s integrated supply chain, including brewery management, procurement, customer service, engineering, safety, quality, and planning. He has over 30 years of senior operations experience in the consumer-packaged goods industry. Prior to commencing the role of CSCO, Phil had been a supply chain management advisor to the Company since May 2022.

In September, Diego Reynoso joined Boston Beer as our new Chief Financial Officer. Diego has over 25 years of experience in finance and operations in the alcoholic beverage and food industry. Most recently, he served as the Chief Financial Officer of the Prepared Foods division of Tyson Foods. From 2017 to 2021, he served as Senior Vice President and Chief Financial Officer of the $5 billion beer division of Constellation Brands.

At the Annual Meeting each year, it is always a pleasure for me to share Company news with you and, of course, samples of the products that we believe will support our long-term growth. More importantly, the meeting is an opportunity for you to ask questions and express opinions about the Company, regardless of the number of shares that you own. I am especially excited about holding the meeting at the Samuel Adams Boston Taproom again this year. We strongly encourage the use of public transportation due to parking limitations in the Faneuil Hall area.

The Proxy Statement and Boston Beer’s Annual Report for the fiscal year ended December 30, 2023 are available at investors.bostonbeer.com. On behalf of the Board of Directors and Boston Beer’s Executive Leadership Team, I thank you for your continued confidence and support of Boston Beer and our products.

Cheers!

Jim Koch

Founder, Brewer, and Chairman of the Board

Notice of the 2024

Annual Meeting of Stockholders

Meeting Information
May 7, 2024,
3:00 p.m. ET

Samuel Adams Boston Taproom
Faneuil Hall, 60 State Street,
Boston, Massachusetts

To our Stockholders:

The 2024 Annual Meeting of the Stockholders (the “Annual Meeting”) of The Boston Beer Company, Inc. (“Boston Beer,” the “Company,” “we,” or “us”) will be held at the Samuel Adams Boston Taproom, Faneuil Hall, 60 State Street, Boston, Massachusetts at 3:00 p.m. ET on Tuesday, May 7, 2024.

The Class A Stockholders will meet for the following purposes:

1.	For the election of the three (3) Class A Directors named in this Proxy Statement, each to serve for a term of one (1) year;
2.	To conduct an advisory vote regarding the compensation of our Named Executive Officers; and
3.	To consider and act upon any other business that may properly come before the meeting.

The Class B Stockholder will attend for the following purposes:

1.	For the election of up to six (6) Class B Directors, each to serve for a term of one (1) year;
2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 52-week fiscal year ending December 28, 2024 (“Fiscal Year 2024”); and
3.	To consider and act upon any other business that may properly come before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors fixed the close of business on March 13, 2024 as the Record Date for the meeting. Only Stockholders of Record on the Record Date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

You may submit your proxy: (1) by mail using a proxy card; (2) by calling the toll-free number listed on your proxy card; or (3) through the internet, as described in the enclosed materials. If you receive more than one proxy because you own shares registered in different names or addresses, each proxy should be voted. This Proxy Statement and the accompanying proxy are being distributed on or about March 28, 2024.

By order of the Board of Directors,

MICHAEL G. ANDREWS

Associate General Counsel & Corporate Secretary

March 28, 2024

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 7, 2024

BY INTERNET

You may vote your shares via the internet by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website.

BY TELEPHONE You may vote your shares by telephone by following the instructions provided in the Notice. To vote by telephone, call toll free at 1-800-652-8683.	BY MAIL If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

AT THE ANNUAL MEETING

You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement, and the Annual Report to Stockholders (the “Proxy Materials”) are available at investors.bostonbeer.com.

YOUR VOTE IS IMPORTANT!

Whether or not you are able to attend our Annual Meeting, please vote as soon as reasonably possible. Under New York Stock Exchange rules, your broker will NOT be able to vote your shares unless they receive specific instructions from you. We strongly encourage you to vote.

We continue to be advised and a number of our stockholders have experienced that many states are strictly enforcing escheatment laws and requiring shares held in “inactive” accounts to be escheated to the state in which the stockholder was last known to reside. One way that you can ensure that your account remains “active” is to vote your shares.

We encourage you to vote via the internet or by telephone. It is convenient for you and saves the Company significant postage and processing costs. To vote via the internet, go to http://www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 6, 2024.

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Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information that you should consider regarding the proposals for this Annual Meeting. We recommend that you read the entire Proxy Statement before casting your vote.

Online Availability of Proxy Materials

Your proxy is being solicited for the 2024 Annual Meeting of Stockholders of The Boston Beer Company, Inc. A Notice of the Online Availability of Proxy Materials has been mailed to all Stockholders of Record advising that they can: (1) view all Proxy Materials online; and (2) request a paper or email copy of the Proxy Materials free of charge. We encourage stockholders to access their Proxy Materials online to reduce the environmental impact and cost of our proxy solicitation.

Eligibility to Vote

Only Stockholders of Record are eligible to vote at the Annual Meeting. You can vote if you held shares of Class A or Class B Common Stock as of the close of business on Wednesday, March 13, 2024. Each outstanding share of Boston Beer’s Class A and Class B Common Stock entitles the stockholder to one (1) vote on each matter properly brought before the respective class.

Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement, including but not limited to the Compensation Discussion and Analysis, or the “CD&A.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially. We describe risks and uncertainties that could cause actual results and events to differ materially in our Forms 10-K and 10-Q filed with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise.

2023 Business Results

The Company’s flavored malt beverages, hard seltzers, beers, and hard ciders are primarily positioned in the market for High End beer occasions. The Company defines “High End” beers as including hard seltzer and flavored malt beverages, craft beers, domestic specialty beers, and most imported beer and hard cider that are called for by a High-End beer drinker occasion. High End beers and beer occasions are determined by higher price, quality, image, and taste, as compared with regular domestic beers. The Company’s business goal is to become the leading supplier in the High End and Beyond Beer categories by creating and offering high quality alcohol beverages. “Beyond Beer” includes flavored malt beverages, hard seltzers, hard cider, spirits RTDs, and other emerging beverages. With the support of a large, well-trained sales organization and world-class brewers, the Company strives to achieve this goal by offering consumer-responsive beverages, increasing brand availability and awareness through traditional media and digital advertising, point-of-sale, promotional programs, and drinker education and engagement.

During the Company’s fiscal period ended December 30, 2023 (“Fiscal Year 2023”), the market for hard seltzer products continued to experience declines after significant growth from 2016 through early 2021. The Fiscal Year 2023 decline negatively impacted the Company’s volume of production and shipments. Fiscal Year 2023 included 52 weeks and is compared to the fiscal period ended December 31, 2022 (“Fiscal Year 2022”), which included 53 weeks.

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Our business results for Fiscal Year 2023 were as follows:

•	Depletions (sales by our wholesalers to retailers) decreased by approximately 6% from Fiscal Year 2022. Depletions decreased by approximately 5% on a 52-week comparable basis.
•	Shipments (our sales to our wholesalers) decreased by 6.2% from Fiscal Year 2022 to approximately 7.7 million barrels. Shipments decreased 5.2% on a 52-week comparable basis.
•	Net revenue decreased by 3.9% from Fiscal Year 2022 to approximately $2.009 billion. Net revenue decreased by 2.9% on a 52-week comparable basis
•	Gross margin of 42.4%, up 120 basis points year over year
•	Net income of $76.3 million
•	GAAP diluted earnings per share of $6.21, which includes a non-cash impairment charge of $0.96 per share recorded in the third quarter of 2023
•	Generated $265 million in operating cash flow
•	Cash and cash equivalents on hand as of the end of Fiscal Year 2023 totaled $298.5 million
•	Repurchased and subsequently retired 276,045 shares of Class A Common Stock for an aggregate purchase price of $92.9 million.

Voting Matters and Board Recommendations

Item #	Voting Matters	Board Recommendation
Item 1	The election of each of the three (3) nominees for Class A Director, to be decided by plurality vote of the holders of Class A Common Stock present in person or represented by proxy.	FOR each Director Nominee
Item 2	The non-binding advisory “Say-on-Pay” vote to approve the compensation of our Named Executive Officers, to be voted on by the holders of Class A Common Stock present in person or by proxy.	FOR
Item 3	The election of each of the five (5) nominees for Class B Director, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR each Director Nominee
Item 4	The ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal Year 2024, to be decided by the affirmative vote of the holder of the outstanding shares of Class B Common Stock.	FOR

Board Nominees

CLASS A DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Meghan V. Joyce*	39	2019	Co-Founder and CEO of Duckbill Technologies, Inc.	NomGov (Chair), Audit
Cynthia L. Swanson	62	2023	(Retired) Chief Financial Officer (Europe and Sub Sahara Africa) of PepsiCo	Audit, Comp
Jean-Michel Valette	63	2003	Independent advisor for select branded consumer companies	Audit (chair), NomGov

CLASS B DIRECTOR NOMINEES

Name	Age	Director Since	Principal Occupation	Current Committee Assignments
Michael Spillane**	64	2016	President and CEO of Boston Beer as of April 1, 2024	Comp, NomGov
Samuel A. Calagione, III	54	2020	Founder and Brewer of Dogfish Head Brewery	-
Cynthia A. Fisher	63	2012	Founder and Chairman of PatientRightsAdvocate.org	-
C. James Koch	74	1995	Founder and Chairman of Boston Beer	-
Julio N. Nemeth	63	2020	(Retired) Chief Product Supply Officer of Procter & Gamble	Comp (Chair), NomGov

Abbreviations: Audit=Audit Committee; Comp=Compensation Committee; NomGov=Nominating/Governance Committee

* Interim Lead Director as of April 1, 2024   ** Lead Director through March 31, 2024

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In March 2023, then-Class B Director Michael Lynton informed the Company of his intention not to stand for reelection at the 2023 Annual Meeting. Accordingly, that role was vacant as of the May 2023 Annual Meeting of Stockholders, at which time the Board continued to fix the number of Directors at nine while searching for Mr. Lynton’s successor. On June 26, 2023, the Board, acting in accordance with its authority under the Company’s By-Laws, filled the vacancy by announcing the appointment of Ms. Swanson as a Class B Director effective as of July 1, 2023.

In February 2024, at the time of Mr. Burwick’s announcement that he intended to step down, the Board determined to: (1) nominate Ms. Swanson as a Class A Director and Mr. Spillane as a Class B Director at the 2024 Annual Meeting; (2) leave a Class B vacancy that will be filled upon the identification of an appropriate candidate; and (3) continue to fix the number of Directors at nine. At that time, it was also determined that Ms. Joyce would be appointed Interim Lead Director and Mr. Valette would be appointed as a member of the Compensation Committee, each appointment to be effective as of April 1, 2024. Mr. Spillane will not be independent as of April 1 and will step down from his committees.

A search is ongoing to fill the vacancy left by Mr. Burwick’s pending departure. Pursuant to our By-Laws, the full Board of Directors has the authority to fill the open seat if a new Director is identified after the 2024 Annual Meeting and before the 2025 Annual Meeting, with the new Director then subject to the approval of the Class B Stockholder at the 2025 Annual Meeting.

Named Executive Officers

For Fiscal Year 2023, Boston Beer’s “Named Executive Officers,” or “NEOs,” were President and Chief Executive Officer David A. Burwick, Treasurer and Chief Financial Officer Diego Reynoso, Chief Accounting Officer and Vice President of Finance Matthew D. Murphy, and our next three most-highly compensated Executive Officers, namely Chief Supply Chain Officer Philip A. Hodges, Chief Sales Officer John C. Geist, and Chief Marketing Officer Lesya Lysyj. Additionally, pursuant to 17 CFR § 229.402, former Treasurer and Chief Financial Officer Frank H. Smalla qualifies as an NEO for Fiscal Year 2023. Mr. Smalla stepped down from his position as Treasurer and Chief Financial Officer effective as of March 6, 2023, remaining with the Company in an advisory role through April 14, 2023.

Mr. Murphy served as the Company’s interim Chief Financial Officer from March 7, 2023 until September 4, 2023. Mr. Geist retired from his position of Chief Sales Officer effective December 31, 2023, and remains with the Company as a Senior Sales Advisor. He ceased being an Executive Officer of the Company after December 31, 2023.

Executive Compensation

Boston Beer’s executive compensation program seeks to attract, develop, engage, and reward highly talented executives with an overall compensation package that provides strong performers the opportunity to earn competitive compensation over the long term through a combination of base salary, cash incentives, and equity awards. The program focuses on “pay for performance” through cash bonuses linked to company performance targets and equity awards with both performance-based vesting tied to key metrics and time-based vesting linked to continued employment. We believe that executive compensation should be aligned with achieving the Company’s strategic goals and delivering strong Company performance, both in terms of growth and long-term stockholder value.

Boston Beer is dedicated to having effective corporate governance standards in place around our executive compensation program. Some highlights of those standards include:

•	Independent oversight over executive compensation by the Compensation Committee;
•	Competitive benchmarking of executive compensation against a peer group;
•	Cash bonus program for Executive Officers based primarily on Company performance (depletions growth, EBIT, and cost savings);
•	Discretion to reduce equity and individual bonus payouts to zero for non-performance;
•	Long-term equity program with a mix of performance and time-based vesting criteria;
•	Annual advisory Say-on-Pay vote;
•	Policy banning hedging and pledging of stock by Directors, Officers, and other designated coworkers; and
•	Robust equity ownership guidelines applicable to our Chairman and CEO.

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2023 Compensation of President & CEO David A. Burwick

Mr. Burwick’s compensation in 2023 included a base salary, a performance-based cash bonus, and two annual equity grants awarded pursuant to the Company’s long-term equity program. The mix of his total compensation for 2023 is set forth below:

President & CEO David A. Burwick
2023 Total Compensation Mix

Annual Compensation
Base Salary Received	$860,500
Performance Cash Bonus	$1,032,605
March 1, 2023 Annual Stock Option Award	$2,000,007
March 1, 2023 Annual Restricted Stock Unit Award	$2,000,113
Other Compensation	$14,117
2023 TOTAL COMPENSATION	$5,907,342

•	Base Salary: Mr. Burwick’s 2023 annual base salary represented a 3% increase from his 2022 base salary. His 2023 base salary was approved by the Compensation Committee and the Board of Directors in February 2023.
•	Performance Cash Bonus: As disclosed in a Current Report on Form 8-K (an “8-K”) filed by the Company on February 10, 2023, the Compensation Committee approved a target cash bonus for Mr. Burwick of 120% of his 2023 base salary, which represented a 20% increase from Mr. Burwick’s 2022 target cash bonus percentage. The Company’s cash bonus program, including its 2023 cash bonus scale, is described in more detail in the Compensation Discussion and Analysis, or “CD&A,” section of this Proxy Statement under the heading “Cash Incentive Bonuses.” As described under that heading, the Compensation Committee reviewed Fiscal Year 2023 Company performance against the 2023 cash bonus scale in February 2024 and determined that the Company achieved 95% on the scale and funded the bonus pool at 100%. The Committee accordingly approved a bonus to Mr. Burwick in the amount of $1,032,605, which was paid in March 2024.
•	Performance-Based Stock Option Award: On March 1, 2023, the Company granted Mr. Burwick a performance-based stock option award for a total of 12,430 shares, valued at $2,000,007 on the grant date. As described in more detail under the heading “Stock Option Awards,” the option shares have an exercise price of $323.80, are contingent upon certain net revenue growth targets in Fiscal Year 2024 over Fiscal Year 2022, have a three-year vesting schedule from March 2025 to March 2027 should the performance criteria be achieved, and are also contingent on continued employment (as an employee or consultant) on the applicable vesting dates. The stock option award structure is identical in nature to the stock option awards granted to the other NEOs on March 1, 2023.
•	Restricted Stock Units: On March 1, 2023, the Company granted Mr. Burwick an award of 6,177 Restricted Stock Units (“RSUs”), valued at $2,000,113 on the grant date. As described in more detail under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon continued employment (as an employee or consultant) on the applicable vesting dates. The RSU award structure is identical in nature to the annual RSUs granted to the other NEOs on March 1, 2023.
•	Other Compensation: “Other Compensation” includes $13,200 in matching contributions to the Company’s 401(k) plan and $917 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

Each of the categories of Mr. Burwick’s compensation mix are described in detail in the CD&A section of this Proxy Statement under the heading “Compensation of David A. Burwick, President & Chief Executive Officer.” Included in that discussion are the establishment of Mr. Burwick’s base salary, his achievement on the 2023 Bonus Scale, and the grant of his annual equity awards, all of which were approved by the Compensation Committee and the full Board of Directors. The Compensation Committee believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Mr. Burwick’s compensation was a topic of discussion with stockholders following our 2023 non-binding Say-on-Pay resolution, which received a favorable vote of 91.7% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” below.

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Other Named Executive Officer 2023 Compensation Mix

The mix of 2023 potential compensation of our Named Executive Officers, other than Mr. Burwick, was also consistent with the goals of our executive compensation program. For example, as shown in the adjacent chart, variable compensation, in the form of equity awards and performance-based bonus potential, provided approximately 81% of total potential compensation, in the aggregate, of our other Named Executive Officers.

OTHER NEO TARGET COMPENSATION MIX IN 2023

The actual compensation paid to each of our Named Executive Officers in 2023 is discussed in the CD&A. Of the total compensation potential of our other Named Executive Officers for 2023, base salary constituted 4% to 37%, performance bonus potential based on 2023 performance constituted 2 to 23%, and equity compensation constituted 38% to 86%. For the purposes of these calculations, “other compensation” includes but is not limited to $600,000 in relocation assistance paid to Mr. Reynoso in connection with his recruitment and hiring and $645,500 in consulting fees paid to Mr. Hodges in 2023 prior to his hiring as a full-time employee in July 2023.

As discussed in more detail in the CD&A, Mr. Smalla received a base salary of $184,969 for service in 2023 through April 14, but he did not receive a cash bonus for 2023 performance.

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Nominees for Board of Directors

The nominees for election to our Board of Directors at the Annual Meeting are identified below. They are being nominated as Class A or Class B Directors, as noted, to serve for a one-year term ending at the close of the 2024 Annual Meeting. Each has been nominated in accordance with our Articles of Organization, By-Laws, and Corporate Governance Guidelines. As discussed in more detail below, each nominee has extensive business and senior management experience, and together they collectively represent a group of individuals with diverse skills and experience in the areas that we consider to be critical to our business, including the alcohol beverage industry, marketing and brand development, operations and supply chain management, finance, sales, corporate governance, human capital, entrepreneurship, and general enterprise management.

When Mr. Burwick steps down from the Board and Mr. Spillane succeeds him as CEO, the composition of the Board will not meet the independence requirements of the New York Stock Exchange (“NYSE”). At that time, only four of our incumbent members of the Board - Ms. Joyce, Mr. Nemeth, Ms. Swanson and Mr. Valette - will have no material relationship with Boston Beer, either directly or indirectly as a partner, stockholder, or officer of an organization that has a material relationship with the Company. This non-compliance will continue through the election of the eight Directors standing for reelection, who are named in this Proxy Statement. As mentioned above, the Board has determined to continue to set the number of Directors on the Board at nine, leaving a Class B vacancy to be filled upon the identification of an appropriate candidate. It is anticipated that the candidate so identified will be independent and that the Board will meet the NYSE’s independence requirements once the candidate is appointed to fill the vacancy.

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Nominees for Class A Director

We recommend that the Class A Stockholders vote “FOR ALL” nominees.

MEGHAN V. JOYCE

Age: 39

Director since: 2019

INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Joyce is the Co-Founder and Chief Executive Officer of Duckbill Technologies, Inc., a pre-seed venture-backed tech startup company based in Boston, a position she has held since April 2022. Prior to this role, she was the Chief Operating Officer and EVP of Platform for Oscar Health (NYSE: OSCR), a technology-focused health insurance company based in New York, New York, a position she held from September 2019 until April 2022. In this role, she oversaw Oscar’s operations, technology, marketing, and clinical operations, as well as its technology and services solutions. She has continued to serve as a Senior Advisor for Oscar since April 2022. Prior to her position at Oscar, she worked for Uber Technologies, Inc., a tech company headquartered in San Francisco, from 2013 to 2019. From 2017 to 2019, she served as Regional General Manager for Uber US & Canada Cities, responsible for business outcomes and rider and driver experience in communities across the US & Canada. Ms. Joyce served as Uber’s East Coast General Manager from 2015 to 2017 and Boston General Manager from 2013 to 2015. Prior to that, she served as a Senior Policy Advisor for the United States Department of the Treasury in Washington, D.C. from 2011 to 2012. Ms. Joyce previously worked as an investor for Bain Capital and a consultant for Bain & Company. In August 2021, Ms. Joyce was appointed to the Board of Directors of Guardant Health, Inc., an oncology-focused health company based in Palo Alto, California. She serves on Guardant’s Audit Committee and Compensation Committee.

Committees: Nominating/Governance Committee (Chair), Audit Committee

Other Public Company Directorships: Guardant Health, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Joyce has extensive experience in business strategy, managing growth, financial modeling, modern consumer recruitment and engagement, digital marketing and implementation of new technologies, and management and retention of diverse employee groups. She was appointed Chair of our Nominating/Governance Committee in May 2020, after having served on the committee since May 2019. She has served on the Audit Committee since May 2019 and served on the Compensation Committee from May 2019 to May 2020.

CYNTHIA L. SWANSON

Age: 62

Director since: 2023

INDEPENDENT CLASS A DIRECTOR NOMINEE

Ms. Swanson was appointed to Boston Beer’s Board of Directors in July 2023. She has over thirty years of senior financial management experience in the beverage industry. From 1991 to 2020, Ms. Swanson served in several senior roles with PepsiCo, a multinational food, snack, and beverage company headquartered in Purchase, New York. Most recently she served as Chief Financial Officer of PepsiCo Europe and Sub Sahara Africa from January 2017 to March 2020, a role that was based in Geneva, Switzerland. Prior to that, she served as Chief Financial Officer of PepsiCo Americas Beverages from September 2005 to December 2016; Senior Vice President of PepsiCo Global Mergers, Acquisitions & Merger Integration from 2002 to 2005; Chief Financial Officer Frito-Lay International Latin America, Asia Pacific & Australia Division from 2000 to 2002; and Vice President and Chief Financial Officer of Pepsi-Cola International Central Europe Region from 1993 to 1999. From 2013 to 2016, Ms. Swanson served on the Board of Directors of Women In Need, Inc., a non-profit organization aiming to break the cycle of homelessness for women and their children in New York, New York.

Committees: Audit Committee, Compensation Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Ms. Swanson has extensive experience leading beverage and consumer packaged goods organizations. Her significant financial experience in the beverage industry helps shape our overall financial and operational strategies. She was appointed to our Audit Committee and our Compensation Committee in July 2023.

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JEAN-MICHEL VALETTE

Age: 63

Director since: 2003

INDEPENDENT CLASS A DIRECTOR NOMINEE

Mr. Valette currently serves as an independent advisor to select branded consumer companies. He has been on Boston Beer’s Board of Directors since May 2003 and served as the Board’s Lead Director from May 2013 to May 2023. He is a Director and Audit Committee Chair of Intertek Group plc, a publicly traded global quality assurance and testing company active across a broad range of sectors and geographies, based in London, England. He also serves as a director of several private companies, including as Chairman of Huneeus Vintners and Drip Drop Hydration, Inc. He served as a Director of Sleep Number Corporation, a publicly traded sleep technology company based in Minneapolis, Minnesota from 1994 to 2023, including as chairman from 2010 until 2022. Until November 2012, he was Chairman of the Board and a member of the Audit and Nominating/Governance Committees of Peet’s Coffee & Tea Inc., a California-based specialty coffee company. Peet’s went private in 2012; from that timed until April 2022, Mr. Valette served as a Director and Chairman of its Audit and Valuation Committees. Peet’s parent company, JDE Peet’s N.V., went public in May 2020; Mr. Valette does not serve on that Board. Until October 2006, he was Chairman of Robert Mondavi Winery, a California wine company. Prior to assuming that position, he had served as President and Managing Director of Robert Mondavi Winery from October 2004 to January 2005.

Committees: Audit Committee (Chair), Nominating/Governance Committee

Other Public Company Directorships: Intertek Group plc

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Valette has more than thirty years of experience in management, public company corporate governance, strategic planning, and finance, with extensive experience in the alcohol beverage industry. Mr. Valette has served on our Nominating/Governance Committee since May 2004. He has also served as a member of our Audit Committee since May 2003, and the Committee’s Chair since January 2019. He served on our Compensation Committee from May 2018 to May 2020.

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Nominees for Class B Director

SAMUEL A. CALAGIONE, III

Age: 54

Director since: 2020

CLASS B DIRECTOR NOMINEE

Mr. Calagione is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the Company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers. He has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 26 Off-Centered Years (2021).

Committees: None

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

During his twenty-eight years at the helm of Dogfish Head, he grew the company from a small brewpub in Rehoboth, Delaware to an award-winning, nationally recognized brand and destination. Mr. Calagione’s skills in brewing, innovation, marketing, consumer engagement, media relations, management, distributor relations, and entrepreneurship are an invaluable asset to Boston Beer’s leadership team and the Board.

CYNTHIA A. FISHER

Age: 63

Director since: 2012

CLASS B DIRECTOR NOMINEE

Ms. Fisher is an independent investor, entrepreneur, and advisor. She is Founder and Chairman of PatientRightsAdvocate.org, a nonprofit, non-partisan organization based in Newton, Massachusetts. The organization seeks systemwide healthcare price transparency to empower American consumers and employers to know actual quality and prices of care and coverage upfront and create a functional marketplace in healthcare to lower costs, improve quality, and broaden affordable access through competition and choice. Ms. Fisher also serves on the Board of Directors of Easterly Government Properties, Inc. (NYSE: DEA), a publicly held real estate investment trust based in Washington, D.C., where she is a member of the Audit Committee, Compensation Committee, and Nominating & Corporate Governance Committee. She also founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use.

In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as its Founder, Chairman, and CEO from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as President and on the Board of Directors. ViaCell, the successor to ViaCord, went public in 2005 and was subsequently sold to PerkinElmer in 2007. Ms. Fisher co-founded and is Chairman of Fitmoney.org, which provides curriculum for K-12 financial literacy. She serves on the board of the National Park Foundation and previously served on the Board of Directors of Water.org. Ms. Fisher is the spouse of C. James Koch, Boston Beer’s Founder and Chairman.

Committees: None

Other Public Company Directorships: Easterly Government Properties, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

She brings significant entrepreneurial experience, as well as insight in business strategy, operations, and consumer marketing to the Board’s overall business perspective.

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C. JAMES KOCH

Age: 74

Director since: 1995

CLASS B DIRECTOR NOMINEE

Jim Koch founded Boston Beer in 1984 and currently serves as its Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm with a focus on manufacturing. He was appointed to the Board of Directors of Beyond Meat, Inc, a publicly-traded producer of plant-based meat substitutes based in Los Angeles, California, in May 2023. He sits on Beyond Meat’s Risk Committee.

Committees: None

Other Public Company Directorships: Beyond Meat, Inc.

Specific qualifications and experience of particular relevance to Boston Beer

His forty years at the helm of Boston Beer, during which it has grown from a small start-up company to its current position as a leading craft brewer, are a testament to his skill in brewing, strategy, brand development, and industry leadership.

JULIO N. NEMETH

Age: 63

Director since: 2020

INDEPENDENT CLASS B DIRECTOR NOMINEE

Mr. Nemeth was appointed to Boston Beer’s Board of Directors in January 2020. He has served on the Compensation Committee since that time. He was appointed Chair of the Compensation Committee and joined the Nominating/Governance Committee in May 2023. He served on our Audit Committee from 2020 to 2023. Mr. Nemeth previously served as Chief Product Supply Officer at Procter & Gamble, a consumer goods corporation headquartered in Cincinnati, OH (NYSE: PG), from 2019 until his retirement in June 2023. He also served as the Executive Sponsor of the Hispanic Leadership Team and the People with Disabilities Network at P&G. He held numerous senior roles with P&G since 1990, including President, Global Business Services from 2015 to 2019 and Senior Vice President, Product Supply, Global Operations from 2013 to 2014. Prior to his time at P&G, he served as a Project Engineer for Union Carbide Corporation in Brazil from 1987 to 1990 and as a Design Engineer for Fabirnor Argentina from 1984 to 1987.

Committees: Compensation Committee (Chair), Nominating/ Governance Committee

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Nemeth has more than forty years of operations, engineering, procurement, manufacturing, customer service, quality, distribution, innovation, and general management experience in the consumer goods industry, with significant experience in supply chain management. Prior to his retirement in 2023, he led P&G’s global product supply organization, which included 58,000 employees, over 100 manufacturing plants, and roughly 200 distribution centers around the world.

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MICHAEL SPILLANE

Age: 64

Director since: 2016

CLASS B DIRECTOR NOMINEE

Mr. Spillane has served on Boston Beer’s Board of Directors since 2016 and has been appointed President and Chief Executive Officer effective April 1, 2024. He previously served as President of Consumer Creation at Nike, Inc. (NYSE: NKE), a publicly traded manufacturer and marketer of athletic footwear, apparel, and equipment from 2020 until September 2023. Prior to that, Mr. Spillane held a variety of roles with Nike dating back to 2007, including President of Categories and Product from May 2017 to May 2020, President of Product and Merchandising from April 2016 to May 2017, Vice President and General Manager of Global Footwear from May 2015 to April 2016, and General Manager and Vice President, Greater China from May 2013 to May 2015. From 2011 to 2013, he held the position of Chief Executive Officer at Umbro International, a Nike subsidiary based in England. From 2009 to 2011, Mr. Spillane was the Chief Executive Officer of Converse, a Nike subsidiary based in Massachusetts. From 2007 to 2009, he held the position of President, North America, and Global Product at Nike. Prior to joining Nike, Mr. Spillane held senior management roles at various apparel and textile companies, including Malden Mills, Tommy Hilfiger USA, Jockey International, and Missbrenner, Inc.

Other Public Company Directorships: None

Specific qualifications and experience of particular relevance to Boston Beer

Mr. Spillane has extensive experience in the marketing of consumer goods, including digital marketing, social media, consumer insight, planning, and merchandising. He also has significant senior corporate governance experience at consumer goods companies, both public and private. He has served on our Compensation Committee since May 2016, including as Chair from May 2016 to May 2023, and as a member of our Nominating/Governance Committee since May 2018.

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Corporate Governance – Our Board of Directors

Board Governance

We are committed to having effective corporate governance and the highest ethical standards, because we believe that these values support our long-term performance. Our Articles of Organization, By-Laws, Corporate Governance Guidelines, the charters of the Board’s committees, and our Code of Business Conduct and Ethics provide the framework of our corporate governance standards. These documents are available on the Governance Documents tab of the Investor Relations section of our website, investors.bostonbeer.com, and are also available in print by request. Requests should be directed to the attention of Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Director Independence

As noted earlier, while, as of the mailing of this Proxy Statement, five of our current nine Directors are independent. Once Mr. Burwick steps down from the Board on March 31 and is succeeded as CEO by Mr. Spillane on April 1, only four of our eight Directors will be independent. If all of the Director nominees standing for reelection are reelected, the Board will remain one independent Director short of meeting the majority independence requirement until the ongoing Director search is completed and the Class B Director vacancy is filled.

Only independent Directors may serve as members of our Audit, Compensation, and Nominating/Governance Committees or as Lead Director.

Board Leadership Structure

Since 2001, Boston Beer has separated the roles of CEO and Chairman. We believe that this strengthens the Company by allowing the CEO to focus on the day-to-day management of the business and the Chairman to focus on issues of product quality and innovation, overall brand strategy, and supply chain operations. The Chairman continues to be active on a daily basis in our business, but with more focus in critical areas of the business and outreach, including participation in industry trade associations. Both the Chairman and the CEO participate fully in deliberations of the Board of Directors.

In May 2013, the non-employee members of the Board of Directors voted to establish the position of Lead Director and adopted a charter for the position. The role of the Lead Director is to serve in a leadership capacity to coordinate the activities of the other Non-Employee Directors, including but not limited to: (i) presiding at meetings of the Board in the absence of, or upon the request of, the Chairman; (ii) presiding over all executive sessions of the Board at Board meetings; (iii) reviewing Board agendas and recommending matters for the Board to consider; (iv) serving as a liaison between Directors and the Chairman and CEO without inhibiting direct communications among the Chairman, CEO, and other Directors; and (v) advising the Board concerning the retention of advisors and consultants who report directly to the Board. As noted earlier, Ms. Joyce has been appointed interim Lead Director to serve once Mr. Spillane’s tenure as President and CEO begins.

Executive Sessions of the Board

The Directors meet in executive sessions as part of each regularly scheduled Board meeting. A portion of each executive session includes the CEO, the Chairman, Mr. Calagione, and the Company’s Chief Legal Officer & General Counsel, but not other members of management. Other portions of each executive session may include all Directors other than the CEO or only the independent Directors. The Lead Director leads these sessions and reports back to the Chairman and the CEO regarding these executive session discussions. Since 2021, the Chair of the Nominating/Governance Committee has joined the Lead Director in reporting back to the Chairman and the CEO. The independent Directors met formally in executive sessions four times during Fiscal Year 2023.

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Board Risk Oversight

The Board as a whole has ultimate responsibility for risk oversight. It exercises this oversight function through its standing committees, each of which has primary risk oversight accountability with respect to all matters within the scope of its responsibilities, as set forth in its charter. As further described below under the headings “Audit Committee”, “Compensation Committee”, and “Nominating/Governance Committee”, the Audit Committee and management regularly discuss Boston Beer’s risk assessment and risk management programs and processes, the Compensation Committee reviews the risks associated with our compensation practices, and the Nominating/Governance Committee reviews risks associated with our governance practices.

Board Meetings and Attendance

We believe that all members of the Board of Directors should attend and actively participate in meetings of the Board and of its committees. Directors are also strongly encouraged to attend the annual meetings of stockholders.

During Fiscal Year 2023, there were five regular meetings of the Board of Directors. Each Director attended at least 75% of the aggregate of the meetings of the Board of Directors and the meetings of the committees on which they served. All Directors attended the 2023 Annual Meeting of Stockholders.

Communications with the Board

Stockholders and other interested parties may communicate with the Board of Directors or any individual Director by submitting an email to the Company’s Board at bod@bostonbeer.com. Communications that are intended specifically for the independent Directors should be sent to the email address above to the attention of the Lead Director.

Board Committees

Committee Structure

There are three standing committees of the Board of Directors: the Audit Committee, the Compensation Committee, and the Nominating/ Governance Committee. The membership of these committees is limited to independent Directors. Membership of the committees as of the mailing of this Proxy Statement is outlined in the below chart:

Director	Audit	Compensation	Nom/Gov
Meghan V. Joyce			Chair
Julio N. Nemeth		Chair
Michael Spillane
Cynthia L. Swanson
Jean-Michel Valette	Chair

As noted above, in connection with Mr. Spillane’s appointment as CEO, he will no longer be independent as of April 1, 2024 and will accordingly step down from his committees at that time. Effective as of that date, Mr. Valette has been appointed as a member of the Compensation Committee. Committee assignments to take effect immediately following the 2024 Annual Meeting of Stockholders will be determined by the Nominating/Governance Committee at that time. Mr. Burwick, Mr. Calagione, Ms. Fisher, and Mr. Koch are not independent Directors and therefore are not eligible to serve on any of the Board’s committees.

Each of the committees operates under a written charter adopted by the Board, reviews its charter annually, and makes recommendations for revisions to the Board as appropriate. Additionally, each year the Nominating/Governance Committee formally reviews its performance as well as the adequacy of our Corporate Governance Guidelines, recommending any necessary changes to the full Board for approval. The Nominating/ Governance Committee also oversees the annual self-evaluation process for the full Board and each of the standing committees. Copies of the Corporate Governance Guidelines and respective charters, as amended and currently in effect, are available on the Governance Documents tab of the Investor Relations section of our website, investors.bostonbeer.com. The function of each committee is described below.

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Audit Committee

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of Boston Beer’s financial reporting process, including overseeing the financial reports and other financial information provided by the Company’s internal accounting and financial control systems and the annual independent audit of the Company’s financial statements. The Audit Committee also appoints, evaluates, and determines the compensation of the Company’s independent registered public accounting firm; reviews and approves the scope of the annual audits of the Company’s financial statements and its internal controls over financial reporting; pre-approves all other audit and non-audit services provided to the Company by the independent auditors; reviews the Company’s disclosure controls and procedures; and reviews other enterprise risks that may have a significant impact on the Company. Each year, the Audit Committee issues an annual report for inclusion in the Proxy Statement in cooperation with the Corporate Secretary.

The Audit Committee oversees the Company’s approach to operational, governance, and other risks that could adversely affect Boston Beer’s business such as business continuity and cybersecurity. To fulfill these oversight responsibilities, at each of its regular meetings, the Audit Committee reviews and discusses potential material risks to the Company with Boston Beer’s Director of Risk Management & Internal Audit and with representatives of the Company’s independent registered public accounting firm. During those meetings, the Audit Committee also asks for and receives regular updates on steps taken to address those risks. Areas of focus in 2023 included consumer and coworker engagement, labor, litigation, initiative prioritization, cybersecurity, and business continuity. The Audit Committee endeavors to report any risks that it believes could have a material adverse impact on the Company to the full Board.

The Audit Committee also reviews and approves Rule 10b5-1 Plans related to the Company’s repurchase of its shares of Class A Common Stock (“Class A Shares”). In the event that an Audit Committee member has an individual Rule 10b5-1 Plan in place or the intent to sell Boston Beer stock during a corresponding time period, that member recuses themselves from discussions regarding the pricing parameters under the proposed Company 10b5-1 Plan.

The Board has determined that all three current members of the Audit Committee - Ms. Joyce, Ms. Swanson, and Mr. Valette - are “audit committee financial experts” as defined under SEC rules. The Audit Committee had four regular meetings in 2023. The Chairman, CEO, CFO, Chief Accounting Officer, and Chief Legal Officer & General Counsel attended each of the meetings but recused themselves when the Audit Committee met in executive sessions with the Director of Risk Management & Internal Audit or with representatives of the Company’s independent registered public accounting firm.

The Audit Committee Report is included in the Audit Information section of this Proxy Statement.

Compensation Committee

The Compensation Committee’s responsibility is to carry out the Board’s oversight of the compensation of our Directors and Executive Officers by evaluating and approving the Company’s compensation programs and policies for those positions. The Compensation Committee provides general oversight of our compensation structure, including the Company’s equity compensation plans; reviews and makes recommendations to the Board concerning policies or guidelines with respect to compensatory arrangements involving Directors and Executive Officers and their respective participation in the Company’s equity plans; reviews and approves Company goals and objectives relevant to the compensation of the Chairman, CEO, and other Executive Officers; evaluates performance against those goals; approves cash bonuses and sets salaries for the Chairman, CEO, and other Executive Officers; and determines the total compensation level and mix for the Chairman, CEO, and other Executive Officers.

In cooperation with our independent Directors, members of the Compensation Committee perform regular evaluations of the performance of the Chairman and the CEO, including obtaining feedback from other Executive Officers and a select group of senior managers.

The Compensation Committee also considers areas of risk that may arise from Boston Beer’s compensation practices, not only relating to Executive Officer compensation, but with respect to the Company’s overall compensation practices. In carrying out its responsibilities, the Compensation Committee reports to the full Board on a regular basis. In cooperation with the Corporate Secretary, the Compensation Committee also issues an annual report and approves the CD&A for inclusion in the Company’s proxy statement.

During Fiscal Year 2023, there were three regular meetings of the Compensation Committee. In addition to the Committee members, the Chairman, CEO, Chief People Officer, Chief Legal Officer & General Counsel, and Director of Total Rewards attended each of these meetings.

In recent years, the Compensation Committee has retained FW Cook, a nationally recognized executive compensation consulting firm, to provide competitive compensation information and analysis for our Executive Officers as compared to other similarly sized companies. As part of this retention, FW Cook shares benchmarking data regarding executive officer compensation.

The Compensation Committee is also responsible for providing guidance to the full Board of Directors and management on topics such as people and culture, development and training, succession planning, coworker engagement, and diversity, equity, and inclusion.

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Nominating/Governance Committee

The Nominating/Governance Committee assists the Board by recommending nominees for election as Directors and nominees for each Board committee, evaluating the Board’s leadership structure, developing and recommending to the Board a set of corporate governance principles, overseeing an annual evaluation of the Board, overseeing the Company’s ongoing education program for Directors, and planning for Board succession.

The Committee, acting independently, but also in concert with Mr. Koch, who holds the voting rights to all shares of Class B Common Stock (“Class B Shares”), which entitle him to elect a majority of Board members under our By-Laws, regularly assesses the size and composition of the Board, including the experience, qualifications, attributes, and skills represented by current Board members and those that could enhance the overall breadth and strength of the Board. In order to help ensure the adequacy of our corporate governance policies, the Committee also reviews Director independence and any potential conflicts of interest; examines and discusses the analyses of Boston Beer’s corporate governance standards by proxy advisory firms; considers votes cast by stockholders; reviews communications with stockholders; and makes recommendations to management and/or the Board for governance improvements.

The Committee is also responsible for providing guidance to management on the Company’s social responsibility and environmental sustainability efforts, and helping to ensure that the full Board is made aware of and is properly addressing the environmental, social, and governance (“ESG”) issues that should influence the Company’s implementation of its ESG strategy.

During Fiscal Year 2023, there were four regular meetings of the Nominating/Governance Committee. In addition to the Committee members, the Chairman, CEO, Chief Legal Officer & General Counsel, and Corporate Secretary attended each of these meetings.

Consideration of Nominees for Director

The Nominating/Governance Committee regularly reviews the characteristics of the then-current Board and seeks to identify any perceived weakness or imbalance. In doing so, the Committee takes into consideration the results of skills gap analyses and the annual self-assessments performed by the Board and each of the standing committees and seeks input from all Directors on opportunities to strengthen the Board. The Committee then identifies the qualifications that a nominee for election as a Director should bring to the Board, including the diverse skill-sets, perspectives, and experiences that its members believe should be reflected on the Board as a whole. The Nominating/Governance Committee also confers with Mr. Koch as the holder of all voting rights to the Class B Shares.

Candidates may come to the attention of the Nominating/Governance Committee through a number of sources, including current Board members, professional search firms, stockholders, or other persons. Candidates are evaluated by the Nominating/Governance Committee and may be considered at any point during the year.

The Nominating/Governance Committee has discussed the topic of term limits and concluded that establishing formal term limits for Directors is not in the best interests of the Company at this time. The Committee has recently noted that half of the current Directors have served for five or fewer years, reflecting a healthy level of turnover. The Committee believes that any additional benefit of bringing “fresh eyes” to the Board would create a potential disadvantage of losing valuable contributions by Directors who have developed expansive knowledge of the Company and its operations, which the Committee believes has historically resulted in a higher level of overall Board effectiveness. The Nominating/Governance Committee uses the Board’s annual self-evaluation process to ensure that the Board is properly serving the Company.

The Nominating/Governance Committee considers diversity to be a critical factor in selecting Director nominees and remains committed to providing equal opportunities for all Directors, nominees, and qualified candidates regardless of race, color, religion, creed, gender, gender identity, sexual orientation, marital status, national origin, ancestry, age, disability, pregnancy, military service status or any other characteristic protected by state or federal law or local ordinance. The Nominating/Governance Committee views diversity broadly, taking gender, ethnicity, experience, skills, judgment, differences of viewpoint, location, education, and professional and industry experience into account, all in the context of the perceived needs of the Board at the relevant time. The Board believes that a diversity of perspectives results in more thoughtful deliberations. Additionally, the Board believes that it is important that the composition of the Board, the Company’s Executive Leadership Team (“ELT”), and the Company’s coworker base represent the diversity of the Company’s current and potential consumer base in the areas where we market and sell our products.

Since April 2018, the Nominating/Governance Committee has identified and recommended nominees to fill five Director vacancies. During that time, the Company and the Committee have urged our professional search firm to focus on bringing forth a diverse set of candidates to fill those vacancies. As of the mailing of this Proxy Statement, three of the nine members of the Board of Directors are female, and one of nine members self-identify as part of an underrepresented minority group.

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Stockholder Nominees

The policy of the Nominating/Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board, as described in the above section. The same process is used for evaluating a director candidate submitted by a stockholder as is used in the case of any other potential nominee. Any stockholder nominations proposed for consideration by the Nominating/Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair, Nominating/Governance Committee
c/o Corporate Secretary
The Boston Beer Company, Inc.
One Design Center Place, Suite 850
Boston, Massachusetts 02210

If Boston Beer receives a communication from a stockholder nominating a candidate that is not submitted as described above, it will forward such communication to the Chair of the Nominating/Governance Committee.

Stockholder Engagement

We believe it is crucial to engage actively with and receive feedback from our non-affiliated stockholders, particularly as it relates to matters of corporate governance, executive compensation, social responsibility, and other topics of importance to them. In recent years, we have reached out to our top stockholders to attempt to receive this type of feedback.

Since May 2018, we have reached out to our top institutional stockholders in April and October each year. Following that outreach, we hold in-person, telephonic, or video meetings with representatives from these stockholders. On the Boston Beer side, we generally make available for such meetings a Director, an Executive Officer, our Corporate Secretary, and a relevant subject matter expert on the topic of ESG. Topics of discussion range broadly, but often largely focus on executive compensation and ESG issues. Material non-public information such as undisclosed company performance is not discussed. Summaries of these discussions are shared with our Nominating/Governance Committee and the full Board of Directors.

In May 2023, the Company continued its stockholder outreach, reaching out to our top fifteen institutional stockholders, who then held approximately 61.7% of the Company’s outstanding Class A Shares. In October 2023, we again reached out to our top fifteen institutional stockholders, who then held approximately 55.8% of the Company’s outstanding Class A Shares. Over the course of 2023, we held virtual meetings with and received written feedback from several of these institutions, covering topics such as executive compensation, governance, diversity, human capital, and ESG. The results were reported to the Nominating/ Governance Committee and the full Board. Feedback topics and discussion points included:

•	Class Stock Structure. Multiple firms inquired about the Company’s dual-class stock structure, and whether there is any intention of sunsetting that structure over time. We listened to the shareholders’ concerns on this topic, relayed them back to the full Board, and had robust conversations on the matter. While we understand the rationale behind certain shareholders’ positions on the topic, there are no current plans to sunset the Company’s current stock structure.
•	ESG. While nearly all stockholders we spoke with in the 2020 to 2022 timeframe indicated that they were pleased with the progress we made with respect to ESG disclosures in our proxy statements, they also indicated a strong preference for standalone ESG reporting. Partially in response to the feedback we received as part of this outreach program, we published our inaugural ESG report in November 2022. Our second annual ESG Report was then published in August 2023. Following the publication of these reports, we have been able to have more robust conversations with our institutional investors on the topic of ESG. Some specific environmental sustainability topics that are regularly discussed in these conversations include water stewardship, carbon emissions, regenerative ingredients, supplier conservation efforts, and disclosure standards. While we are still in the early stage of our ESG journey, we anticipate that our disclosures and these discussions will be able to be more robust in future years.
•	Executive Compensation Structure. The stockholders we met with in recent years have not expressed material concerns with the Company’s executive compensation structure, but often have inquiries and provide valuable input on topics such as cash bonus structure, long-term equity structure, peer group benchmarking, and executive succession planning. We relay this feedback to our management team, the Compensation Committee, and the full Board of Directors, and it is taken into consideration when we establish our annual executive compensation plans.
•	Diversity, Equity, and Inclusion. Almost all stockholders indicated that diversity is vital in the makeup of boards and management teams. The stockholders also relayed that Boards and management teams should seek to represent the Company’s coworkers and customer base. We agree with this premise. In these outreach meetings we generally discuss our ongoing efforts towards progress in these areas, which efforts are outlined in more detail under the headings “Consideration of Nominees for Director” above and in our annual ESG reports.

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•	Director Board Limits & Overboarding. In recent years, stockholders have suggested that the Company adopt a more formal policy around the number of other public boards upon which a Director may sit. Partially in response to this feedback, in October 2022 the Board amended its Corporate Governance Guidelines to place a limit of four public company directorships upon which Company directors may serve. In February 2024, the Board added additional limitations, restricting public company officers to service on two public boards, the non-management chairman and Lead Director to service on three public boards, and other directors to service on four public boards.
•	Investor Relations. Certain investors provided feedback requesting that the Company expand its investor relations efforts. Partially in response to this feedback, we are continuing to attempt to expand these efforts over time.

At the 2024 Annual Meeting, we will hold an advisory Say-on-Pay vote on the compensation of our Named Executive Officers, as we have done on an annual basis since 2011. The Compensation Committee will continue to consider the results of these advisory votes, as well as the valued feedback of stockholders, in evaluating our executive compensation and other policies.

Board Review of Related Party Transactions

Under our Code of Business Conduct and Ethics, our Directors, Executive Officers, and other coworkers are required to report any proposed related party transactions to our General Counsel’s Office, who will bring those concerns to the attention of the Audit Committee.

In 2017, the Board of Directors adopted a written Related Party Transactions Policy on the recommendation of the Audit Committee. The policy is intended to enable the Audit Committee to consider the approval and reporting of transactions between the Company and any of its Directors, Director Nominees, Executive Officers, or 5% Stockholders, or certain entities or persons related to them (each, a “Related Party”). The policy requires Directors, Director Nominees, and Executive Officers to report any potential material related party transaction between the Company on one hand and a Related Party on the other hand to the Company’s General Counsel, who will in turn refer the transaction to the Audit Committee for review. In considering whether to approve the transaction, the Audit Committee will weigh a number of factors, including but not limited to: (i) whether the terms of the transaction are fair to the Company and would be acceptable if the same transaction did not involve a Related Party; (ii) the nature of alternative transactions; (iii) Director independence; (iv) timely compliance with the approval process; (v) the potential for conflicts of interest; and (vi) the size and ongoing nature of the proposed transaction.

Since January 1, 2023, we have not entered into any material transaction with any Related Parties, nor do we currently have any proposed transactions in which Boston Beer is or was a participant and in which any such Related Party had or will have a direct or indirect material interest. However, as outlined below, in prior years we have entered into material agreements with Related Parties, some of which remained active agreements in 2023.

Mr. Calagione’s wife, Mariah Calagione (“Ms. Calagione”) is a coworker and at-will employee of the Company. In accordance with her employment agreement dated July 3, 2019, Ms. Calagione received total compensation of $297,740 in 2023, which included $229,351 earned in base salary and $55,000 in bonus for services provided in 2023, which bonus was paid in March 2024. She did not receive any equity awards in 2023 and was eligible for the same benefits as other coworkers.

Mr. and Ms. Calagione own Red Wagon LLC, which owns the land on which two Company-owned retail establishments in Rehoboth Beach, Delaware are located. The Company is party to two leases with Red Wagon LLC for these premises. Both leases commenced on July 1, 2019 with an expiration date of June 30, 2029. The combined monthly rent for the two leases is $29,043. The total amount paid by the Company to Red Wagon LLC in 2023 under these lease agreements was $348,516.

Mr. and Ms. Calagione also own Super Suite, LLC, which owns property and a cottage in Lewes, Delaware, near the Company-owned Dogfish Inn. The cottage is rented out to the public in a similar fashion as a hotel suite. The Company is party to a property management services agreement with Super Suite, LLC, under which the Dogfish Inn manages reservations and cleaning, and coordinates maintenance of the cottage. The agreement commenced on June 11, 2018 and runs for a term of one year, automatically renewable for subsequent one-year terms. There is no set fee for the services, but the Company retains 40% of the revenue from the rental of the cottage and passes 60% of the revenue, less expenses paid, to Super Suite, LLC. The total amount paid by the Company to Super Suite, LLC in 2023 was approximately $42,000.

All related party transactions were disclosed to, reviewed by, and approved by the Company’s Audit Committee and Board of Directors prior to the completion of the Company’s merger with Dogfish Head. The Board believes that payments under each of these agreements represent fair market value for the respective services or property received, and that for each transaction the financial and other terms are comparable to what the Company would have obtained in a negotiated arm’s-length transaction with an unrelated third party.

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	23

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Director Compensation

Compensation Summary

As reported in a Form 8-K filed by the Company on February 10, 2023, at its February 9, 2023 meeting and acting on the recommendation of the Compensation Committee, the Board adopted a new compensation schedule for Non-Employee Directors, effective as of the Company’s 2023 Annual Meeting of Stockholders. A summary of the elements of compensation for Non-Employee Directors is set forth below:

Applies to	Payment For	Compensation
All Non-Employee Directors	One-time award payable upon first-time election or appointment to the Board	Option for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	One-time award payable upon first-time election or appointment to the Board	RSUs for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual award payable upon annual election to the Board, including first-time election	Option for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual award payable upon annual election to the Board, including first-time election	RSUs for Class A Shares valued at approximately $65,000 as of the grant date
All Non-Employee Directors	Annual cash retainer payable upon annual election to the Board	$75,000
Lead Director	Annual cash retainer payable upon annual appointment to the position	$20,000
Committee Chair (any standing committee)	Annual cash retainer payable upon annual appointment to the position	$20,000
Committee Member, Non-Chair (any standing committee, per committee)	Annual cash retainer payable upon annual appointment to the position	$10,000
Committee Chair or Member (Ad-Hoc Committee)	Annual cash retainer payable upon annual appointment to the position	Within discretion of Compensation Committee

Mid-Year Appointment. If a Non-Employee Director is elected or appointed to the Board between the Company’s annual meetings of stockholders, the number of option shares and RSUs granted pursuant to the annual awards and the value of the annual retainers shall be pro-rated.

In 2023, all option awards and RSUs to Non-Employee Directors were granted under our Equity Plan for Non-Employee Directors, or the “Director Equity Plan.” Under the Director Equity Plan, options carry an exercise price equal to the closing price on the last trading day prior to the grant date, are immediately fully vested, and expire ten (10) years after the date of grant or three (3) years after the grantee ceases to be a Director of the Company, whichever occurs sooner. The number of Class A Shares granted under each option is computed using the trinomial option-pricing model and the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares. RSUs fully vest one-year from the grant date, contingent on continued service on the Board at the end of that board year. The number of RSUs granted is calculated based on the closing price on the last trading day prior to the grant date as the fair market value of the underlying shares.

The number of Class A Shares registered under the Director Equity Plan is 550,000 shares, with 54,821 remaining shares available for issuance as of the end of the 2023 Fiscal Year.

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Director Compensation for Fiscal Year 2023

The following table sets forth certain information concerning the 2023 compensation of our Non-Employee Directors.

Name	Fees Paid in Cash	Option Awards(1)(2)	RSU Awards(3)	Total
Cynthia A. Fisher	$75,000	$65,101	$65,109	$205,210
Meghan V. Joyce	$105,000	$65,101	$65,109	$235,210
Julio N. Nemeth	$106,233	$65,101	$65,109	$236,443
Michael Spillane	$115,000	$65,101	$65,109	$245,210
Cynthia L. Swanson	$95,000	$130,034	$130,162	$355,196
Jean-Michel Valette	$106,233	$65,101	$65,109	$236,443
Michael M. Lynton(4)	$0	$0	$0	$0
(1)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during Fiscal Year 2023, as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option awards in accordance with ASC 718 are described in the audited financial statements for Fiscal Year 2023 included in Boston Beer’s Annual Report on Form 10-K filed with the SEC on February 27, 2024.
(2)	On May 17, 2023, upon election to the Board of Directors, each Non-Employee Director elected to the Board at that time was granted an option under the Director Equity Plan to purchase 417 Class A Shares at an exercise price of $319.16, the closing price on the last trading day before the grant date. On July 3, 2023, upon her appointment to the Board of Directors, Ms. Swanson was granted an option under the Director Equity Plan to purchase 856 Class A Shares at an exercise price of $308.44, the closing price on the last trading day before the grant date. All options are fully vested as of the grant date. As of the end of the 2023 Fiscal Year, the aggregate number of shares subject to unexercised stock options held by Non-Employee Directors is shown below:

Name	Number of Option Shares
Cynthia A. Fisher	8,287
Meghan V. Joyce	3,917
Julio N. Nemeth	2,847
Michael Spillane	8,490
Cynthia L. Swanson	856
Jean-Michel Valette	4,612
(3)	On May 17, 2023, upon election to the Board of Directors, each Non-Employee Director elected to the Board at that time was granted 204 RSUs under the Director Equity Plan. On July 3, 2023, upon her appointment to the Board of Directors, Ms. Swanson was granted 422 RSUs. All grants were awarded pursuant to the Director Equity Plan. RSUs vest one year from the grant date contingent on continued service at the end of that board year.
(4)	Mr. Lynton served as a Director through the conclusion of the 2022-23 Boar Year, which ended at the close of the 2023 Annual Meeting of Stockholders. He did not stand for reelection at that time. Mr. Lynton did not receive any compensation in 2023 as his fees for the 2022-23 Board Year were paid in 2022.

The following table sets forth certain information concerning the 2023 compensation of our employee Directors, except for Mr. Burwick. Information regarding the 2023 compensation of Mr. Burwick may be found under the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Base Salary	2023 Bonus Paid in 2024	All Other Compensation(1)	Total
Samuel A. Calagione, III	$464,470	$464,470	$14,117	$943,057
C. James Koch	$464,470	$464,470	$14,117	$943,057
(1)	Includes annual group life insurance premium, short-term and long-term disability, Company matching contributions under the Company’s 401(k) plan paid in the respective year, Company health savings contributions under the Company’s medical plan paid in the respective year.

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Executive Officers

Information about our Executive Officers as of the mailing of this Proxy Statement is set forth below. Our Executive Officers are elected annually by the Board of Directors, or upon joining Boston Beer at other times during the year and hold office until their successors are elected and qualified or until their earlier resignation or removal. As noted above, Mr. Geist retired from the position of Chief Sales Officer effective December 31, 2023, and remains with the Company in a senior advisory role. Mr. Spillane will succeed Mr. Burwick as President and Chief Executive Officer as of April 1, 2024; his biographical information is included in this Proxy Statement above under the heading “Nominees for Class B Director.”

C. James Koch, 74, founded Boston Beer in 1984 and currently serves as our Chairman. Until January 2001, Mr. Koch also served as the Company’s Chief Executive Officer. Prior to starting Boston Beer, he had worked as a consultant for an international consulting firm with a focus on manufacturing. He was appointed to the Board of Directors of Beyond Meat, Inc. in May 2023. He sits on Beyond Meat’s Risk Committee.

David A. Burwick, 62, has served on Boston Beer’s Board of Directors since May 2005 and was appointed President and Chief Executive Officer in April 2018. As previously announced, Mr. Burwick will step down as President and Chief Executive Officer and from the Board on March 31, 2024. Prior to his appointment as Boston Beer’s President and Chief Executive Officer, he served as President and Chief Executive Officer of Peet’s Coffee & Tea, Inc., a specialty coffee and tea company based in Emeryville, California, since December 2012. From April 2010 to December 2012, Mr. Burwick served as President, North America of WW International, Inc., formerly Weight Watchers International, Inc., a leading provider of weight management services based in New York City. Prior to that, Mr. Burwick held numerous positions with PepsiCo, Inc., headquartered in Purchase, New York, including Chief Marketing Officer, PepsiCo Americas Beverages from August 2008 to August 2009; Executive Vice President, Marketing, Sales and R&D, PepsiCo International from April 2008 to July 2008; President, Pepsi-QTG Canada from January 2006 to March 2008; Chief Marketing Officer, Pepsi-Cola North America from June 2002 to December 2005; and various marketing roles from 1989 to 2002. In September 2021, Mr. Burwick joined the Board of Directors of Deckers Outdoor Corporation, a publicly-held footwear designer and distributor based in Goleta, California. He currently serves on Decker’s Talent & Compensation Committee.

Samuel A. Calagione, III, 54, is Founder and Brewer of Dogfish Head Brewery with overall responsibility for managing the Dogfish Head brand and providing insight into all of the Company’s brands. He founded Dogfish Head with his wife Mariah Calagione in June 1995 and served as CEO until the merger with Boston Beer in July 2019. He joined the Company’s Board of Directors in October 2020. His innovative style has earned him a James Beard Award for Outstanding Wine, Spirits, or Beer Professional and a reputation as one of the country’s most adventurous brewers; he has been featured in The Wall Street Journal, USA Today, People, Forbes, Bon Appetit, and many other magazines and newspapers. He is also the author of five books, including Brewing Up a Business (2011), Off-Centered Leadership (2016), and The Dogfish Head Book: 25 Off-Centered Years (2021).

Michael R. Crowley, 55, was appointed Chief Sales Officer of Boston Beer in January 2024. He has worked in senior sales roles with Boston Beer since 1996. Most recently, Mr. Crowley served in the role of Atlantic Division Senior Sales Director from 2014 to 2023. Prior to that, he worked as Senior National Account Manager from 2011 to 2014 and as Regional Sales Manager (New York and New Jersey) from 1996 to 2011.

Annette N. Fritsch, 46, was appointed Vice President of Product Design, Research and Development of Boston Beer in July 2022. She joined the Company in 2010 and has held various positions during that time, including Sensory Manager from 2010 to 2011, Senior Manager of Sensory and Innovation from 2011 to 2014; Director of New Product Development and Innovation from 2014 to 2019; and Senior Director of Product Development from 2019 to 2022. Prior to her time at Boston Beer, she worked in sensory and product development roles with Fosters Wine Estates from 2008 to 2009, Oregon State University from 2004 to 2008, and Givaudan Flavors from 2001 to 2004.

Tara L. Heath, 49, was appointed Chief Legal Officer & General Counsel of Boston Beer in May 2022. She joined the Company in 1997 and has held various positions during that time, including Vice President, Legal & Deputy General Counsel from 2016 to 2022; Senior Corporate Counsel, Director of Regulatory Affairs from 2013 to 2016; and Senior Manager & Attorney for Regulatory Affairs from 2009 to 2013.

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Philp A. Hodges, 57, joined the Company as its Chief Supply Chain Officer in May 2023, after having served as an advisor for the Company since May 2022. He has over 30 years of senior operations experience in consumer-packaged goods, most recently serving as the Executive Vice President of Group Supply Chain at the Carlsberg Group, an international brewing company based in Zurich, Switzerland, from 2017 to 2022. Before that, Mr. Hodges served as Group Director and Chief Supply Chain Officer for SABMiller, another international brewing company with his office in London, United Kingdom, from 2015 to 2016. From 2011 to 2015, he served as Senior Vice President of Integrated Supply Chain Europe for Mondelēz International, a multinational beverage and snack food company, with his office in Zurich, Switzerland. Prior to that, Mr. Hodges held a variety of senior operations roles with Kraft Foods Group from 1991 to 2011.

Lesya Lysyj, 61, joined the Company as Chief Marketing Officer in April 2019. Ms. Lysyj has over 30 years of marketing experience in the food and beverage industry. Prior to joining Boston Beer, she served as President U.S. (Sales and Marketing) for Welch’s Foods, based in Concord, Massachusetts from September 2017 to April 2019. From 2013 to 2015, she served as President North America of Weight Watchers International. She was Chief Marketing Officer for Heineken USA, headquartered in New York City, from 2011 to 2013. Prior to that, she held a number of positions with Kraft Foods from 1990 to 2011, including positions as Vice President Marketing, Confectionary and Executive Vice President of Marketing, Cadbury.

Carolyn L. O’Boyle, 45, joined Boston Beer as Chief People Officer in March 2020. She has extensive experience in talent strategy and operations, including expertise in recruiting, total rewards, operational transformation, immigration, people analytics, business partners, and shared services. Prior to joining Boston Beer, she was a Managing Director at Deloitte Services LP in Boston, Massachusetts from August 2013 to February 2020, serving as the National Managing Director for Talent Operations and Chief Operating Officer for Talent. Prior to that, she served in various senior roles at Deloitte from September 2005 to August 2013, and as an Operations Manager at Diageo North America, a wine and spirits company based in Norwalk, Connecticut, in 2004.

Matthew D. Murphy, 55, is Chief Accounting Officer and Vice President of Finance of Boston Beer. From April 2023 to September 2023, he also served as the Company’s Interim Chief Financial Officer. He was appointed Chief Accounting Officer in August 2015 and previously held the position of Corporate Controller of Boston Beer since September 2006. Prior to joining Boston Beer, he was Chief Financial Officer of Opodo, a leading European online travel agency, from 2004 to 2006.

Diego Reynoso, 48, joined Boston Beer as Chief Financial Officer and Treasurer in September 2023. He has over 25 years of experience in finance and operations in the alcoholic beverage and food industry. Prior to joining Boston Beer, Mr. Reynoso served as the Chief Financial Officer of the Prepared Foods division of Tyson Foods, a multinational food manufacturer, based out of its Chicago office, from 2021 to 2023. From 2017 to 2021, he served as Senior Vice President and Chief Financial Officer of the $5 billion beer division of Constellation Brands, an international alcoholic beverage company, also based out of its Chicago office. Prior to that, Mr. Reynoso held various senior financial and operational roles at Beam Suntory Inc., a global spirits manufacturer, from 2005 to 2017, including as CFO Global Operations and Group Treasury and Tax from 2016 to 2017, North American Chief Financial Officer & General Manager International Markets from 2014 to 2016, and Chief Operating Officer and Chief Financial Officer North America from 2013 to 2014. Earlier in his career, he also held roles at Allied-Domecq, Danone, and Procter & Gamble. He was appointed to the Board of Directors of SunOpta Inc., a natural food and mineral company headquartered in Eden Prairie, Minnesota, in March 2023 and currently serves as a member of SunOpta’s Audit Committee and Corporate Governance Committee.

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Compensation Discussion and Analysis

In this section of the Proxy Statement, which we sometimes refer to as the CD&A, we will describe the important components of our executive compensation program for our Named Executive Officers. In 2023, our Named Executive Officers were:

DAVID A. BURWICK,	President and Chief Executive Officer
DIEGO REYNOSO,	Treasurer and Chief Financial Officer
MATTHEW D. MURPHY,	Chief Accounting Officer and Vice President of Finance
PHILIP A. HODGES,	Chief Supply Chain Officer
JOHN C. GEIST,	Chief Sales Officer
LESYA LYSYJ,	Chief Marketing Officer

Additionally, pursuant to SEC regulations, former Treasurer and Chief Financial Officer Frank H. Smalla is included herein as an NEO for Fiscal Year 2023. Mr. Smalla stepped down from his position as Treasurer and Chief Financial Officer effective as of March 6, 2023, remaining with the Company in an advisory role through April 14, 2023.

Mr. Murphy served as the Company’s interim Chief Financial Officer from March 7, 2023 until September 4, 2023.

In addition to providing an overview of our executive compensation program, this section also explains how the Compensation Committee determines the specific compensation policies and decisions involving our Named Executive Officers.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for evaluating and approving Boston Beer’s compensation programs and policies relating to Directors and Executive Officers. This includes reviewing the competitiveness of executive compensation programs, evaluating the performance of our Executive Officers, approving their annual compensation, and recommending approval of equity awards to the full Board. The Committee reviews and approves corporate goals and objectives relevant to the compensation of our Chairman, CEO, and other Executive Officers; evaluates the achievement of those goals, taking into consideration the recommendations of the CEO; and sets compensation levels based on this evaluation. The Committee also reviews and approves, on an advisory basis, the overall bonus structure and scale for all other coworkers.

Compensation Philosophy and Objectives

Boston Beer’s executive compensation program is designed to attract, develop, engage, and retain highly talented executives, with a focus on pay for performance through bonuses linked to Company and individual performance and equity awards with performance-based vesting linked to Company performance and time-based vesting linked to retention. Overall, Boston Beer believes it should provide competitive pay to its Executive Officers and align compensation with the achievement of the Company’s goals and delivering strong Company performance, in terms of both growth and long-term stockholder value. These compensation packages are designed to:

•	provide executives with competitive cash and equity compensation with a significant portion of total compensation contingent on Company performance, thereby increasing stockholder value;
•	provide higher compensation to high-value contributors and high performers in the most critical areas of the Company’s business; and
•	encourage executives to act as owners with an equity stake in the Company, while reducing risk from its compensation practices that would be reasonably likely to have a material adverse effect on the Company, by basing variable compensation on a range of performance criteria that have a mix of short-term and long-term implications.

In keeping with these objectives, the structure of our executive compensation program is described in the section below.

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Response to Recent Advisory Say-on-Pay Votes

In establishing the Company’s compensation practices for 2023, the Board and the Compensation Committee considered the results of recent advisory Say-on-Pay votes as well as our discussions with stockholders which are discussed in detail under the heading “Stockholder Engagement” above. At our 2023 Annual Meeting of Stockholders, approximately 91.7% of the votes cast on our Say-on-Pay proposal were cast in support of the compensation of our NEOs.

Components of Executive Compensation and Compensation Mix

In 2023, the total potential compensation mix of our Named Executive Officers balanced: (1) competitive base salaries; (2) cash incentive bonuses contingent primarily on Company performance; (3) option awards generally contingent solely on multi-year Company performance; and (4) restricted stock unit awards generally contingent on continued employment. These pillars of our executive compensation program are described in more detail below. For other Executive Officers and senior managers of the Company, the proportion of compensation provided by equity and other variable performance-based compensation increases with the individual’s level of responsibility and ability to have an impact on the Company’s business.

Base Salary

Base salaries are determined by a variety of factors, including the executive’s scope of responsibilities, experience, performance, and a comparison of salaries paid to peers within the Company and to those with similar roles at other companies of similar size, scale, and complexity. Base salaries are set at levels that allow us to attract and retain superior leaders and that will enable us to deliver on our business goals. Salaries are reviewed annually and may be adjusted after considering the above factors.

The Compensation Committee determines the base salaries of the Chairman and the CEO, considering individual and Company performance, individual responsibilities, and market data regarding peer group compensation. The Chairman makes a recommendation to the Compensation Committee for the base salary of the CEO. The CEO, in turn, makes recommendations to the Compensation Committee for base salaries of each Executive Officer, other than the Chairman and the CEO. When setting the base salaries of each of these Executive Officers, the Compensation Committee, while considering the recommendations of the CEO and the Chairman, makes the final determination based on the factors listed above and its assessment of each Executive Officer’s performance during the previous year.

The Compensation Committee met on February 6, 2023 and reviewed the proposed 2023 compensation packages of our Executive Officers. During the meeting, the Committee approved the following 2023 base salaries for our Named Executive Officers: $860,503 for Mr. Burwick, a 3% increase from his 2022 base salary; $608,650 for Mr. Smalla, a 2% increase from his 2022 base salary; $379,887 for Mr. Murphy, a 3% increase from his 2022 base salary; $608,650 for Mr. Geist, a 2% increase from his 2022 base salary; and $529,045 for Ms. Lysyj, a 2% increase from her 2022 base salary.

As disclosed in Form 8-Ks filed on March 7, 2023 and May 16, 2023, the Board appointed Mr. Murphy to serve as interim Treasurer and CFO until the Company was able to appoint a permanent successor. On May 12, 2023, Mr. Murphy and the Company entered into an Offer Letter outlining the details of Mr. Murphy’s compensation in this new role. A copy of the Offer Letter was attached as Exhibit 10.1 to the May 16, 2023 Form 8-K. The terms of the Offer Letter were approved by the Compensation Committee on May 3, 2023, and the equity portion of the offer was approved by the full Board of Directors on May 10, 2023. Mr. Murphy’s base salary remained unchanged from his previous base salary.

As disclosed in a Form 8-K filed on May 22, 2023, the Company announced that it had hired Mr. Hodges as its Chief Supply Chain Officer pursuant to an Offer Letter dated May 16, 2023. Mr. Hodges’ Offer Letter, attached as Exhibit 10.1 to the May 22, 2023 Form 8-K, was contingent on subsequent approval by the Compensation Committee and the Board of Directors. The non-equity terms of the Offer Letter were approved by the Compensation Committee on May 18, 2023. The equity portion of the Offer Letter was approved by the full Board of Directors on May 18, 2023. As outlined in the Offer Letter, Mr. Hodges’ annual base salary in 2023 was $615,000.

As disclosed in a Form 8-K filed on July 24, 2023, the Company announced that it had hired Mr. Reynoso as its Chief Financial Officer and Treasurer pursuant to an Offer Letter dated July 21, 2023. The terms of Mr. Reynoso’s Offer Letter, attached as Exhibit 10.1 to the July 24, 2023 Form 8-K, were approved by the Compensation Committee on June 23, 2023 and the full Board of Directors on June 24, 2023. As outlined in the Offer Letter, Mr. Reynoso’s annual base salary in 2023 was $600,000.

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Cash Incentive Bonuses

Bonuses payable to our Executive Officers are based primarily on Company performance against certain “Company Goals” in accordance with a “Bonus Scale,” subject to limited adjustment by the Compensation Committee, in its discretion, as noted below. In recent years, the Company Goals have consisted of pre-established depletions growth, Earnings Before Interest & Tax (“EBIT”), and resource efficiency (focused operating expense cost savings) targets. For the purposes of the Bonus Scale, EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2023, excluding the $16.4 million non-cash impairment recorded primarily for the Dogfish Head brand in September 2023.

As reported in a Form 8-K filed by the Company on February 10, 2023, at its meeting on February 6, 2023, the Compensation Committee approved: (1) company-wide goals for Fiscal Year 2023 (the “2023 Company Goals”); (2) the 2023 bonus target for each Executive Officer, as a percentage of their base salary (“2023 Bonus Target”); and (3) a bonus funding scale ranging from 0% to 250% (the “2023 Bonus Scale”) for determining bonus payouts as a percentage of each Executive Officer’s respective 2023 Bonus Target, based on the Committee’s determination of the Company’s ultimate achievement of the 2023 Company Goals.

The target parameters of the 2023 Company Goals were based on the Company’s 2023 Financial Plan. The 2023 Company Goals consisted of achieving: (1) certain depletions targets over 2022 on a like-for-like 52-week comparable basis (“2023 Depletions Growth”), which were weighted as 50% of the goals; (2) certain EBIT targets, which were weighted as 30% of the goals; and (3) the generation of certain resource efficiency (focused operating expense cost savings) targets, which were weighted as 20% of the goals.

The 2023 Bonus Target approved on February 6, 2023 for each NEO was as follows:

•	Mr. Burwick: 120% of base salary, a 20% increase from his 2022 Bonus Target;
•	Mr. Smalla: 75% of base salary, no change from 2022;
•	Mr. Murphy: 40% of base salary, no change from 2022.
•	Mr. Geist: 75% of base salary, no change from 2022; and
•	Ms. Lysyj: 60% of base salary, no change from 2022.

In other words, for example, if the Company achieved 100% on the 2023 Bonus Scale, Mr. Burwick would be eligible for a cash bonus of 120% of his base salary, subject to adjustment by the Compensation Committee as described in more detail below.

Mr. Murphy’s 2023 Bonus Target was increased to 50% of his base salary in connection with his March 2023 appointment as Interim CFO. The increase was approved by the Compensation Committee on May 3, 2023, outlined in his May 12, 2023 Offer Letter, and disclosed in a Form 8-K dated May 16, 2023.

Mr. Hodges’ 2023 Bonus Target was set at 60% of his base salary in his May 16, 2023 Offer Letter, which was approved by the Compensation Committee on May 18, 2023 and disclosed in a Form 8-K dated May 22, 2023.

Mr. Reynoso’s 2023 Bonus Target was set at 60% of his base salary in his July 21, 2023 Offer Letter, which was approved by the Compensation Committee on June 23, 2023 and disclosed in a Form 8-K dated July 24, 2023.

As reported in the February 10, 2023 Form 8-K, the bonus of each Executive Officer for Fiscal Year 2023 was to be determined by the Compensation Committee before March 1, 2024, based on  a three-step process, which process was finalized on February 16, 2024.

•	First, the Committee was tasked with determining the Company’s achievement of the 2023 Company Goals against the 2023 Bonus Scale (the “2023 Achievement”).
•	Second, the Committee established an aggregate bonus pool for the Company’s Executive Officers, including the NEOs, by applying the 2023 Achievement against each Officer’s 2023 Bonus Target.
•	Third, the Compensation Committee considered any potential adjustments to any of the Executive Officers’ final 2023 bonus payout based on the Committee’s assessment of each Executive Officer’s overall job performance, key competencies, and the achievement of relevant objectives and key results in 2023. The Committee retains the discretion to increase or decrease an Officer’s bonus payout by 10% from the baseline bonus funding if the Officer was deemed to have performed “successfully” in 2023, and by 30% if the Officer was deemed to have performed “exceptionally.” The Committee had also retained the discretion to decrease an Officer’s 2023 bonus payout to as low as $0 if the Officer was deemed to have performed “unsatisfactorily” in 2023.

The 2023 Bonus Scale, as detailed in the chart below, was a sliding scale of target points for each of the depletions, EBIT, and resource efficiency goals. For example, the potential payouts for achievement relative to the 2023 Depletions Growth target would have been: 0% of target if 2023 Depletions Growth was -8% or less; 100% of target if 2023 Depletions Growth was -3.5%; or 250% of target if 2023 Depletions Growth was 3.5% or greater. For the EBIT target, potential payouts would have been, for example: 0% of target if the Company’s 2023 EBIT was $102 million or less; 100% of target if 2023 EBIT was $128 million; or 250% of target if 2023 EBIT was $175 million or higher. For the resource efficiency target, potential payouts would have been, for example: 0% of target if the Company recognized $52 million or less in resource efficiencies; 100% of target if the Company recognized $72 million in resource efficiencies; or 250% of target if the Company recognized $100 million or more in resource efficiencies.

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2023 Bonus Scale
Resource Efficiencies (millions $)	$52	$57	$62	$67	$72	$77	$82	$87	$92	$100
EBIT (millions $)	$102	$109	$117	$122	$128	$135	$145	$155	$165	$175
Depletions Growth (Like for Like) %	-8%	-7%	-6.5%	-5.5%	-3.5%	-1.5%	-0.5%	-1%	2%	3.5%
FUNDING %	0%	25%	50%	75%	100%	125%	150%	175%	200%	250%

As reported in a Form 8-K filed on February 22, 2024, on February  16, 2024, the Compensation Committee reviewed the Company’s performance against the 2023 Bonus Scale and determined that: (1) the Company achieved $81.5 million in resource efficiencies (focused cost savings), exceeding the resource efficiencies target; (2) the Company’s 2023 EBIT was approximately $119.6 million, partially achieving the EBIT target; and (3) Company depletions decreased approximately 4.5% in Fiscal Year 2023 on a like-for-like 52-week comparable basis, partially achieving the depletions target. Accordingly, the Committee determined that the Company had achieved 95% on the Bonus Scale and determined to fund the bonus pool at 100%. The Company’s formulaic achievement of the 2023 targets was as follows:

The Committee accordingly approved 2023 cash bonuses for our Executive Officers, including the following bonuses for our Named Executive Officers: $1,032,605 to Mr. Burwick, $111,000 for Mr. Reynoso, $189,850 for Mr. Murphy, $214,500 for Mr. Hodges, $432,000 for Mr. Geist, and $332,500 for Ms. Lysyj. These bonuses were paid in March 2024. Mr. Smalla stepped down from his position with the Company in April 2023 and therefore was not eligible for a 2023 bonus.

2023 Formulaic Achievement	% Achievement on 2023 Bonus Scale
$81.5 million in Resource Efficiencies (focused cost savings)	148%
$119.6 million in EBIT	63%
-4.5% Depletions Growth	88%
PAYOUT %	95%

Long-Term Equity Awards

Long-Term Equity Awards (“LTE Awards”) are designed to provide Executive Officers and other select coworkers a reward for delivering long-term stockholder value and to align the interests of our key coworkers with the interests of our stockholders. LTE Awards are also an effective tool for attracting and retaining executives and other key coworkers. Our LTE Awards program is governed by our Employee Equity Incentive Plan, or “EEIP,” which was last amended on December 20, 2018. A copy of the EEIP was attached as Exhibit 10.1 to a Form 8-K filed on December 22, 2018. The primary components of our LTE Awards program – stock option awards, restricted stock units, and investment shares – are described in detail below.

As noted in a Form 8-K filed by the Company on February 22, 2024, the Compensation Committee made limited changes to the structure of the LTE Awards granted to the Company’s Executive Officers on a going forward basis. The below narrative describes the LTE Award structure in place in Fiscal Year 2023.

Stock Option Awards

Under our EEIP, certain coworkers are eligible to receive stock option awards. While generally granted on an annual basis in March, all option grants are discretionary and may be awarded by the Board upon the recommendation of the Compensation Committee at any time. For example, options may be granted at other times during the year under certain circumstances, such as the hiring of a new Executive Officer, as part of a performance review, in connection with a promotion or mid-year compensation adjustment, or to address potential retention issues. Such option awards may have vesting and performance criteria that differ from our annual stock option award grants.

The Compensation Committee believes that stock option awards align our Executive Officers’ interests with the interests of our stockholders, as they provide significant equity compensation only if the value of the Company’s stock increases. In addition, through the use of performance-based vesting, the Committee endeavors to assure that receipt of significant equity-based compensation requires that the Company’s performance exceeds appropriate benchmarks. Through the use of vesting over a number of years, the Committee endeavors to create an incentive for retention. The Compensation Committee has also granted time-based vesting options in the past to certain Executive Officers to encourage retention or to provide appropriate incentives to attract new executives. The Compensation Committee reviews any

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employment offers made to new Executive Officers that contain equity grants; any such grant is conditioned on the approval of the Compensation Committee and the full Board of Directors. In assessing these offers, the Compensation Committee evaluates historical compensation for the individual, the value of the role, and compensation for peers within the Company or comparable roles within the Company’s peer group, to the extent such data is available to the Committee.

At its meeting on February 9, 2023, the Board of Directors approved, upon the recommendation of the Compensation Committee, grants of performance-based stock option awards to eight Executive Officers, to be effective in March 2023, for a total of 24,769 shares. All of the awards were issued on March 1, 2023. The March 2023 option grants included the following awards to our Named Executive Officers: 12,430 option shares to Mr. Burwick, valued at $2,000,007 on the grant date; 3,084 option shares to Mr. Smalla, valued at $500,058 on the grant date; 771 option shares to Mr. Murphy, valued at $125,015 on the grant date; 3,084 option shares to Mr. Geist, valued at $500,058 on the grant date; and 1,697 option shares to Ms. Lysyj, valued at $275,162 on the grant date. Mr. Smalla forfeited these option awards following his departure from the Company in April 2023.

Each of the March 2023 option awards has an exercise price of $323.80 per share, which was the closing price of Class A Shares on the last business day before the grant. The extent to which these option awards may become exercisable is dependent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2024 over Fiscal Year 2022. The determination of the vesting of these stock option awards will be made by the Compensation Committee before March 1, 2025. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2024 over Fiscal Year 2022 is equal to or greater than -2.0%, the options will vest as to one-third of the underlying shares on March 1, 2025, one-third on March 1, 2026, and one-third on March 1, 2027, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. If the compounded annual growth rate of the Company’s net revenue in Fiscal Year 2024 over Fiscal Year 2022 is equal to or greater than -5.5% but less than -2.0%, the options will vest as to one-sixth of the underlying shares on March 1, 2025, one-sixth on March 1, 2026, and one-sixth on March 1, 2027, contingent on continued employment on the applicable vesting dates and subject to accelerated vesting upon the occurrence of certain specified events. The options will lapse to the extent that the compounded annual growth rate is less than -5.5%.

Additionally, on May 15, 2023, the Company granted a time-based option award to Mr. Murphy in connection with his appointment to Interim Chief Financial Officer. The award, which was approved by the Compensation Committee on May 3, 2023 and the full Board on May 10, 2023, has an exercise price of $308.14 per share, which was the closing price of Class A Shares on the last business day before the grant. The award is for 3,944 option shares, which were valued at $600,090 on the grant date, and is contingent upon Mr. Murphy’s continued employment with the Company, with 25% of the shares vesting on March 1 in each of the years 2024 through 2027.

The Company also granted Mr. Hodges a time-based option award and a performance-based option award on May 24, 2023 in connection with his recruitment and hiring as Chief Supply Chain Officer. The awards were approved by the Compensation Committee and the full Board on May 18, 2023. The time-based option was valued at $2,000,114 on the grant date and is for 13,276 option shares with an exercise price of $330.68 per share. The time-based option will vest as to 25% of the shares on March 1, 2024, 25% of the shares on March 1, 2025, and 25% of the shares on March 1, 2026, contingent upon Mr. Hodges’ continued active employment by the Company through the close of business on the business day preceding each of the applicable vesting dates. The remaining 25% will vest on March 1, 2027, contingent on his continued employment by the Company through December 31, 2026. The performance-based option was valued at $1,000,003 on the grant date and is for 6,348 option shares with an exercise price of $330.68 per share. The vesting of the performance-based option is contingent upon the Company’s achievement of certain pre-established criteria related to adjusted gross margin and the engagement levels of the Company’s supply chain coworkers, referred to as “Net Promoter Score.” The performance criteria and the related vesting schedules are outlined in detail in Mr. Hodges’ Offer Letter, which was attached as Exhibit 10.1 to a Form 8-K filed on May 22, 2023.

Under the terms of his offer letter, Mr. Hodges is not currently eligible to receive additional equity awards from the Company in the future due to these one-time special long-term equity awards granted to him in connection with his recruitment and hiring.

On October 31, 2023, the Company granted Mr. Reynoso a time-based option award in connection with his recruitment and hiring as Chief Financial Officer and Treasurer. The terms of the award had been previously approved by the Compensation Committee on June 23, 2023 and the full Board on June 24, 2023. The option was valued at $1,500,110 on the grant date and is for 9,717 option shares with an exercise price of $333.50 per share. The option will vest as to 25% of the shares on March 1 in each of the years 2024 through 2027, contingent upon Mr. Reynoso’s continued employment by the Company on the applicable vesting dates.

Each of the option awards granted to the Company’s Executive Officers in Fiscal Year 2023 includes a double-trigger Change in Control clause which provides that the option shall become immediately exercisable in the event that a Change in Control results in the termination of the employment of the optionee without cause or good reason within 12 months of the Change in Control. For the purposes of the Company’s equity grants, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares.

Restricted Stock Units

Restricted stock units or “RSUs” are granted by the Board of Directors upon the recommendation of the Compensation Committee. In making its recommendations, the Committee considers recommendations from the CEO. RSUs are generally granted on an annual basis on March 1, valued at the fair market value as of the award date. These shares of restricted stock

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generally vest over a four-year period, at the rate of 25% per year. On occasion, RSU grants are made at other times during the year, such as upon the hiring of a new executive or senior manager.

Boston Beer believes that RSUs serve as an important retention tool because: (1) for most coworkers, RSUs are easier to understand and value than stock option awards; (2) RSUs have value even if the share price decreases after the date of the award; and (3) RSUs encourage coworkers to think and act like owners of the Company. That said, the Company believes in striking a proper balance between performance-based awards and time-based awards for its Executive Officers.

On March 1, 2023, the Board of Directors, upon the recommendation of the Compensation Committee, granted an aggregate of 12,359 RSUs to eight Executive Officers. These RSU awards included the following awards to our NEOs: 6,177 shares to Mr. Burwick, valued at $2,000,113 on the grant date; 1,545 shares to Mr. Smalla, valued at $500,271 on the grant date; 387 shares to Mr. Murphy, valued at $125,311 on the grant date; 1,545 shares to Mr. Geist, valued at $500,271 on the grant date; and 850 shares to Ms. Lysyj, valued at $275,230 on the grant date. Mr. Smalla forfeited these RSUs following his departure from the Company in April 2023.

Each of the RSUs granted to the Company’s Executive Officers in March 2023 included a double-trigger Change in Control clause. All shares vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates.

The Company granted Mr. Hodges a time-based RSU and a performance-based RSU on May 24, 2023 in connection with his recruitment and hiring as Chief Supply Chain Officer. The awards were approved by the Compensation Committee and the full Board on May 18, 2023. The time-based RSU was valued at $2,000,283 on the grant date and is for 6,094 shares. The time-based RSUs will vest as to 25% of the shares on March 1, 2024, 25% of the shares on March 1, 2025, and 25% of the shares on March 1, 2026, contingent upon Mr. Hodges’ continued active employment by the Company through the close of business on the business day preceding each of the applicable vesting dates. The remaining 25% will vest on March 1, 2027, contingent on his continued employment by the Company through December 31, 2026. The performance-based RSU was valued at $2,999,352 on the grant date and is for 9,073 shares. The vesting of these RSUs is contingent upon the Company’s achievement of certain pre-established criteria related to adjusted gross margin and the engagement levels of the Company’s supply chain coworkers, referred to as “Net Promoter Score.” The performance criteria and the related vesting schedules are outlined in detail in Mr. Hodges’ Offer Letter, which was attached as Exhibit 10.1 to a Form 8-K filed on May 22, 2023.

The Company granted Mr. Reynoso a time-based RSU on October 31, 2023 in connection with his recruitment and hiring as Chief Financial Officer. The terms of the award were approved by the Compensation Committee on June 23, 2023 and the full Board on June 24, 2023. The RSU was valued at $1,500,083 on the grant date and is for 4,498 shares. The RSUs will vest as to 25% of the shares on March 1 in each of the years 2024 through 2027, contingent upon Mr. Reynoso’s continued active employment by the Company on the applicable vesting dates.

Investment Shares

Eligible Boston Beer coworkers, including Executive Officers other than the Chairman and CEO, may also participate in the Company’s Investment Share Program, or the “ISP,” where our stock may be purchased at a discount based on tenure, encouraging equity ownership in the Company. Eligible Boston Beer coworkers, referred to in this Proxy Statement as “ISP Eligible Coworkers,” generally must have: (1) been employed by Boston Beer for at least one year; and (2) entered into an employment agreement with Boston Beer.

Under our Investment Share Program, ISP Eligible Coworkers may annually purchase such number of Class A Shares that have a value of no greater than 10% of their annual base salary and bonus received in the immediately preceding year, up to a maximum annual investment of $17,500 (“Investment Shares”). After two full years of service with the Company, Investment Shares may be purchased at a discount. The amount of the discount is tied to years of service; the maximum discount is 40% after four full years of service. ISP Eligible Coworkers have the opportunity to purchase Investment Shares on an annual basis on March 1 each year with the purchase price based on the fair market value of the shares as of the purchase date. Investment Shares vest at the rate of 20% per year over the five-year period commencing on the effective date of purchase, contingent on continued employment with the Company on the applicable vesting dates.

In 2023, Boston Beer coworkers purchased a total of 10,594 Investment Shares under the ISP, of which 169 shares were purchased by two Executive Officers. Of our NEOs, Mr. Murphy purchased 91 Investment Shares effective March 1, 2023.

Executive Benefits

In 2023, the Company’s Executive Officers were eligible for the same level and offering of benefits as are available to all coworkers, including payment of annual life insurance premiums, Company matching contributions under the Company’s 401(k) plan, car allowances where applicable, Company health savings contributions under the Company’s medical plan, wellness plan reimbursements, and other benefit programs. The Company provides no additional benefits to its Executive Officers. However, certain coworkers are eligible for the reimbursement of relocation, commuting, and living expenses (“Relocation Assistance”) upon hiring and for a limited period thereafter. Mr. Reynoso received $600,000 and Mr. Hodges received $9,016 in Relocation Assistance in 2023. Additionally, all coworkers are eligible for a financial advisor benefit; the benefit is available in tiers based on the complexity of the coworker’s advisory needs. Of our NEOs, Mr. Smalla, Mr. Murphy, and Ms. Lysyj took advantage of this benefit, valued at $2,829 for Mr. Smalla; $15,925 for Mr. Murphy; and $15,925 for Ms. Lysyj.

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How Executive Pay Levels Are Determined

As noted above, the Compensation Committee considers a number of factors in determining executive compensation, including but not limited to individual performance, responsibility level, role within the Company, tenure, a comparison of salaries paid to peers within the Company and to those with similar roles at other similarly sized companies, and data collected in interviewing and hiring external candidates for executive positions. It also reviews the historical compensation for each Officer, including salary, bonus, and equity grants.

Each year, the Compensation Committee, taking into consideration the recommendations of the CEO and the Chairman, determines the appropriate level of compensation for each Executive Officer. The Company emphasizes differentiation in executive compensation, focusing on high performers and individuals who significantly impact, or who have the potential to significantly impact, Boston Beer’s business.

Executive Compensation Analysis Timeline

While the Compensation Committee does not follow a strict calendar for establishing the parameters of executive compensation each year, it generally follows the following timeline. During and leading up to the October Compensation Committee meeting, the Committee, CEO, CFO, Chief People Officer, and the Director of Total Rewards review the Company’s peer group (if applicable), evaluate expected performance and vesting of outstanding equity grants, and review the projections for the then-current fiscal year bonus payouts.

Then, at its December meeting, the Committee reviews benchmarking data, has preliminary discussions about the following year’s LTE Award recommendations and bonus scale, and tentatively establishes an aggregate pool for the following year’s Executive Officer LTE Awards.

Next, in February, the Committee meets to review management’s report on Executive Officer performance and compensation; evaluates the status of the vesting criteria of any outstanding performance-based LTE Awards; reviews and approves the achievement of the previous year’s Executive Officer bonus targets; establishes the total compensation targets for Executive Officers for the then-current fiscal year; reviews and approves the bonus scale for the then-current fiscal year; and reviews and recommends approval of the LTE Awards to be awarded in the current fiscal year, including performance criteria. The full Board then approves those LTE awards.

LTE Awards are generally granted on March 1, bonuses are typically paid in early March, and merit increases are generally effective in March. Merit increases, bonus awards, equity awards, and other compensation changes may occur at other times during the year on occasion.

Compensation Assessments

The Compensation Committee has the authority to select, retain, and compensate outside executive compensation consultants and other experts as it determines is necessary to carry out its responsibilities. As one element in its assessment of the competitiveness of executive compensation packages established for Fiscal Year 2023, the Compensation Committee applied knowledge gained through an executive compensation competitive assessment prepared by Frederic W. Cook & Co., Inc., or FW Cook, a nationally recognized executive compensation consulting firm, presented in October 2021 (the “FW Cook Assessment”). At that time, the Compensation Committee assessed the independence of FW Cook and determined that FW Cook was independent and that no conflicts of interest existed. FW Cook reported directly to the Compensation Committee and did not provide services to, or on behalf of, any other part of our business. The Committee’s retention of FW Cook continued into 2023 and helped inform the Compensation Committee’s recommendations regarding 2023 executive compensation structure.

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FW Cook’s task was to analyze Boston Beer’s compensation programs and compensation strategies, confirm the appropriateness of the strategies, develop an updated peer group for use as a competitive frame of reference, and provide the Committee with external benchmarking information for Boston Beer’s Executive Officers. The Compensation Committee reviewed the peer group suggested by FW Cook, considering criteria such as financial similarity (primarily revenue and market capitalization), industry similarity, and number of employees. After discussion, the Committee approved the following companies as Boston Beer’s peer group:

Boston Beer Peer Group

Acushnet Company	Crocs, Inc.	Lancaster Colony Corp.
Beyond Meat, Inc.	Deckers Outdoor Corporation	National Beverage Corp.
Brown-Forman Corporation	Flower Foods Inc.	Tilray Brands, Inc.
Cabot Corporation	Hasbro, Inc.	Vector Group Ltd.
Church & Dwight Co., Inc.	Hostess Brands Inc.	YETI Holdings, Inc.
Columbia Sportswear Co.	iRobot Corporation

Once this Peer Group was established, FW Cook used multiple data sources to assess Boston Beer’s executive compensation plan going forward, including, but not limited to, the compensation paid to the CEO and other named executive officers of the peer group companies, as derived from the most recent proxy statements filed by the peer group companies and third-party surveys. The information gained from the FW Cook Assessment helped the Compensation Committee better understand market practices and provided perspective for the Committee’s determinations regarding 2023 Executive Officer compensation packages. However, while competitive market practices are considered, the Committee continues to believe that individual and Company performance, the impact of an Executive Officer’s role and function within the Company, and the Executive Officer’s contribution to the Company’s growth are similarly important drivers of total compensation decisions.

The Compensation Committee reviewed the Peer Group again in October 2023. Following that discussion, the Committee determined not to make any changes to the Peer Group.

Additional Compensation Policies and Practices

Executive Compensation Recovery Policy

In December 2006, the Compensation Committee adopted an executive compensation recovery policy that applies to Executive Officers. Under this policy, the Company was permitted to seek recovery of incentive income that was based on achievement of quantitative performance targets, if an Executive Officer or the Corporate Controller engaged in intentional misconduct that resulted in an increase in their incentive income. Incentive income includes income related to annual bonuses and LTE Awards. The Company had not sought compensation recovery under this policy since its adoption.

Effective October 2, 2023, the Board of Directors amended the  Executive Compensation Recovery Policy and renamed it the Clawback Policy. Under the Clawback Policy, in the event the Company is required to prepare an accounting restatement, the Company will require the reasonably prompt recovery of any excess incentive compensation received by any Executive Officer, without regard to whether or not the Executive Officer committed any misconduct that led to the Restatement. A copy of the Clawback Policy was attached as Exhibit 97.1 to the Form 10-K filed on February 27, 2024. The Company has not been required to seek compensation recovery under the Clawback Policy.

Policies Prohibiting Hedging and Pledging Boston Beer Stock

Our Insider Trading Policy prohibits the Company’s Directors, Executive Officers, and certain other coworkers who are designated as Company “Insiders” from hedging or pledging Boston Beer Stock. As of the mailing of this Proxy Statement, there were approximately 215 Boston Beer coworkers identified as “Insiders” because they regularly have or may have access to material non-public information about the Company. Under this policy, the Company’s Directors, Executive Officers, and Insiders are also prohibited from engaging in any investment to reduce the risk of adverse price movements in Boston Beer stock and from offering Boston Beer stock to a lender as collateral for a loan. Trading of Boston Beer stock by Company Directors, Executive Officers, and Insiders is restricted under this policy to defined window periods following our quarterly earnings releases

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(except pursuant to an approved Rule 10b5-1 Plan). All Directors, Executive Officers, and Insiders are also prohibited by the Insider Trading Policy from engaging in certain trading practices involving Boston Beer stock which would suggest speculation in our securities, including short-term trading, short sales, transactions involving put or call options, and purchases on margin. For all other coworkers, such practices are strongly discouraged but not prohibited, subject to prior notice to the Company.

Additionally, in February 2013, the Board adopted a separate and complementary policy that bans hedging or pledging of Boston Beer stock by all Directors, Executive Officers, and Company Insiders. This policy is also incorporated into our Corporate Governance Guidelines and Nominating/Governance Committee Charter. On an annual basis, all Company Directors and Executive Officers are required to certify compliance with this policy, which specifically prohibits such persons from: (1) purchasing or selling financial instruments, such as prepaid variable forward contracts, equity swaps, collars, or exchange funds that are designed to hedge or offset any decrease in the market value of Boston Beer stock; (2) engaging in short sales of Boston Beer stock; or (3) holding Boston Beer stock in a margin account or entering into any transaction involving the pledge or other use of Boston Beer stock as collateral to secure indebtedness or other obligations. All other coworkers are discouraged but not prohibited by this policy from entering into hedging transactions and engaging in short sales related to Boston Beer stock. The Company knows of no violations of this policy since its adoption.

Stock Ownership and Retention Guidelines

To foster a culture of ownership and further align the long-term interests of the Directors with those of stockholders, in 2013, the Board of Directors, upon the recommendation of both the Compensation Committee and the Nominating/Governance Committee, adopted Director Stock Ownership and Retention Guidelines. The Board amended the Guidelines on February 9, 2023, following a recommendation by the Compensation Committee. As amended, the Guidelines:

•	define “shares” to mean beneficially owned shares of the Company, including both Class A and Class B shares, whether directly or indirectly held, and unvested RSUs, but to not include indirectly held shares for which a director disclaims beneficial ownership or shares subject to unexercised options;
•	define “Target Ownership” as shares having an aggregate value equal to four (4) times: (1) the annual base salary of an employee Director; or (2) the annual base cash Director Fee of a Non-Employee Director; and
•	state that Directors should endeavor to hold shares valued at or above their respective Target Ownership threshold, and until Target Ownership has been achieved, Directors are prohibited from selling shares, with certain limited exceptions.

The Company reviewed the progress made on the equity ownership guidelines in February 2024 and determined that five Directors had achieved their respective Target Ownership, while four Directors had yet to achieve their respective Target Ownership.

Tax Deductibility under Section 162(m)

In evaluating compensation programs applicable to our Named Executive Officers (including the Company’s annual and long-term incentive plans), the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code, which places a limit of $1 million per year on the amount of compensation paid to certain of our executive officers that is deductible by the Company for income tax purposes. The Compensation Committee will continue to maintain maximum flexibility in the design of the Company’s compensation programs and continues to reserve the discretion to exceed the limitation on deductibility under Section 162(m) to ensure that our NEOs are compensated in a manner that we believe to be consistent with our best interests and those of our stockholders.

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Fiscal Year 2023 Named Executive Officer Compensation

Compensation of David A. Burwick, President & Chief Executive Officer

Mr. Burwick’s compensation in 2023 included a base salary, a performance-based cash bonus, and two annual equity grants awarded pursuant to the Company’s long-term equity program. The mix of his total compensation for 2023 is set forth below:

President & CEO David A. Burwick
2023 Total Compensation Mix

Annual Compensation
Base Salary Received	$860,500
Performance Cash Bonus	$1,032,605
March 1, 2023 Annual Stock Option Award	$2,000,007
March 1, 2023 Annual Restricted Stock Unit Award	$2,000,113
Other Compensation	$14,117
2023 TOTAL COMPENSATION	$5,907,342

•	Base Salary: Mr. Burwick’s 2023 annual base salary represented a 3% increase from his 2022 base salary. His 2023 base salary was approved by the Compensation Committee and the Board of Directors in February 2023.
•	Performance Cash Bonus: As disclosed in a Form 8-K filed by the Company on February 10, 2023, the Compensation Committee approved a target cash bonus for Mr. Burwick of 120% of his 2023 base salary, which represented a 20% increase from Mr. Burwick’s 2022 target cash bonus percentage. The Compensation Committee reviewed Fiscal Year 2023 Company performance against the 2023 cash bonus scale in February 2024, determined that the Company achieved 95% on the scale, and determined to fund the bonus pool at 100%. The Committee accordingly approved a bonus to Mr. Burwick in the amount of $1,032,605, which was paid in March 2024.
•	Performance-Based Stock Option Award: On March 1, 2023, the Company granted Mr. Burwick a performance-based stock option award for a total of 12,430 shares, valued at $2,000,007 on the grant date. As described in more detail under the heading “Stock Option Awards,” the option shares have an exercise price of $323.80, are contingent upon net revenue growth in Fiscal Year 2024 over Fiscal Year 2022, have a three-year vesting schedule from March 2025 to March 2027 should the performance criteria be achieved, and are contingent on continued employment (as an employee or consultant) on the applicable vesting dates. The stock option award structure is identical in nature to the stock option awards granted to the other NEOs on March 1, 2023.
•	Restricted Stock Units: On March 1, 2023, the Company granted Mr. Burwick an award of 6,177 RSUs valued at $2,000,113 on the grant date. As described in more detail under the heading “Restricted Stock Units,” the RSUs vest over a four-year period and are contingent upon continued employment (as an employee or consultant) on the applicable vesting dates. The RSU award structure is identical in nature to the annual RSUs granted to the other NEOs on March 1, 2023.
•	Other Compensation: “Other Compensation” includes $13,200 in matching contributions to the Company’s 401(k) plan and $917 in Company contributions to annual group life insurance, accidental death and dismemberment insurance, and short-term and long-term disability. Mr. Burwick was eligible for the same level and offering of those benefits as other Company coworkers.

Each of the categories of Mr. Burwick’s compensation mix were approved by the Compensation Committee and the full Board of Directors. His compensation structure in 2023 was also consistent with the compensation structure of our other Named Executive Officers. The Compensation Committee also believes that Mr. Burwick’s compensation package is structured in a way that provides him with appropriate incentives and rewards for superior performance and increasing stockholder value.

Mr. Burwick’s compensation was a topic of discussion with stockholders following our 2023 non-binding Say-on-Pay resolution, which received a favorable vote of 91.7% of the votes cast. Our stockholder outreach and engagement efforts prior to and following that result are discussed in detail under the heading “Stockholder Engagement” above.

The Summary Compensation Table included in this Proxy Statement sets forth all compensation received by Mr. Burwick for Fiscal Year 2023. There is no Company-sponsored retirement program for Mr. Burwick other than the Company’s 401(k) plan, and he receives no benefits or perquisites from Boston Beer other than the benefits generally available to our coworkers. Mr. Burwick does not have a severance or change in control arrangement, other than the Change in Control provisions in his LTE Awards, which are described in detail under the heading “Employment Contracts, Termination of Employment, and Change in Control Agreements.”

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Compensation of Named Executive Officers Other than the CEO

As described in more detail under the heading “Components of Executive Compensation and Determination of Compensation Mix”, the primary components of the compensation of our Named Executive Officers in 2023, other than Mr. Burwick, were as follows.

Base Salary: The following table shows the 2023 base salary, the corresponding percentage increase above the 2022 base salary level, and the actual salary earned in 2023 of our other Named Executive Officers.

Name	Title	Base Salary for 2023	Increase from 2022 Base Salary	Actual Salary Earned in 2023
Diego Reynoso	Treasurer and CFO	$600,000	x	$184,615
Frank H. Smalla	Former Treasurer and CFO	$608,650	2.0%	$184,969
Matthew D. Murphy	Chief Accounting Officer & VP of Finance	$379,887	3.0%	$379,698
Philip A. Hodges	Chief Supply Chain Officer	$615,000	x	$376,096
John C. Geist	Chief Sales Officer	$608,650	2.0%	$606,342
Lesya Lysyj	Chief Marketing Officer	$529,045	2.0%	$527,526

In February 2023, the Compensation Committee considered recommendations made by the CEO for salary adjustments and concluded that the recommended base salary for Mr. Smalla, Mr. Muphy, Mr. Geist, and Ms. Lysyj, as adjusted, was within the appropriate range for their experience and job responsibilities. The merit increases were effective on March 6, 2023, the same effective date as other coworkers. As described in detail under the heading “Base Salary” above, the Compensation Committee approved the base salaries of Mr. Reynoso and Mr. Hodges in connection with their recruitment and hiring.

Bonus: For Fiscal Year 2023, the overall cash incentive target bonus potential of our other Named Executive Officers was: (1) 75% of base salary for Mr. Smalla and Mr. Geist; (2) 60% of base salary for Mr. Reynoso, Mr. Hodges, and Ms. Lysyj; and (3) 50% of base salary for Mr. Murphy.

Achievement of these bonuses for 2023 was based on Company performance against the Company Goals. As described in the “Cash Incentive Bonuses” section, in February 2024 the Compensation Committee funded the bons pool at 100% after determining that the Company achieved 95% on the Bonus Scale, based on exceeding the resource efficiency targets and partially achieving the depletions and EBIT targets. As a result, the Committee approved bonus payments to our other NEOs as follows:

Name	Title	2023 Bonus, Paid in March 2024
Diego Reynoso	Treasurer and CFO	$111,000
Frank H. Smalla	Former Treasurer and CFO	$0
Matthew D. Murphy	Chief Accounting Officer & VP of Finance	$189,850
Philip A. Hodges	Chief Supply Chain Officer	$214,500
John C. Geist	Chief Sales Officer	$432,000
Lesya Lysyj	Chief Marketing Officer	$332,500

Mr. Reynoso’s and Mr. Hodges’ bonuses were pro-rated based on their respective start dates.

Equity Awards: In March 2023, the Company granted annual performance-based stock option awards and RSUs to Mr. Smalla, Mr. Murphy, Mr. Geist, and Ms. Lysyj, which awards had been approved by the Compensation Committee and the Board of Directors in February 2023. The number of shares awarded and the value of the awards as of the grant date are shown in the below chart.

Name	Title	Stock Option Award	RSUs
John C. Geist	Chief Sales Officer	3,084 option shares $500,058	1,545 shares $500,271
Frank H. Smalla	Former Treasurer and CFO	3,084 option shares $500,058	1,545 shares $500,271
Matthew D. Murphy	Chief Accounting Officer & VP of Finance	771 option shares $125,015	387 shares $125,311
Lesya Lysyj	Chief Marketing Officer	1,697 shares $275,162	850 shares $275,230

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All of the annual performance-based awards were issued on March 1, 2023. As described in more detail under the heading “Stock Option Awards,” the option shares have an exercise price of $323.80 and are contingent upon achieving certain net revenue growth targets in Fiscal Year 2024 over Fiscal Year 2022. As described in more detail under the heading “Restricted Stock Units,” the RSUs will vest 25% per year over a four-year period, contingent on continued employment on the applicable vesting dates. Mr. Smalla forfeited these awards following his departure from the Company in April 2023.

The Company also granted additional LTE Awards to Mr. Murphy, Mr. Reynoso, and Mr. Hodges in 2023. Mr. Murphy’s award was granted in connection with his appointment as Interim Chief Financial Officer and Mr. Reynoso’s and Mr. Hodges’ awards were granted in connection with their recruitment and hiring. These awards are described in detail under the headings “Stock Option Awards” and “Restricted Stock Units” above. The number of shares awarded and the value of the awards as of the grant date are shown in the below chart.

Name	Title	Stock Option Awards	RSUs
Diego Reynoso	Treasurer and CFO	9,717 option shares $1,500,100	4,498 shares $1,500,083
Matthew D. Murphy	Chief Accounting Officer & VP of Finance	3,944 option shares $600,090	—
Philip A. Hodges	Chief Supply Chain Officer	19,624 option shares $3,000,117	15,167 shares $4,999,635

Under the terms of his offer letter, Mr. Hodges is not currently eligible to receive additional equity awards from the Company in the future due to these one-time special long-term equity awards granted to him in connection with his recruitment and hiring.

Consulting Fees to Mr. Hodges: As reported in a Form 8-K filed by the Company on May 16, 2023, Mr. Hodges served as a senior supply chain management advisor for the Company from March 2022 until his hiring as Chief Supply Chain Officer on May 22, 2023. In 2023, prior to his full-time hiring, the Company paid $645,500 in consulting fees to Mr. Hodges.

Compensation Committee Report

The information contained in this report is not soliciting material, is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under The Securities Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation of this proxy statement by reference.

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on that review and those discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held on May 7, 2024 and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal Year 2023.

Julio N. Nemeth, Chair
Michael Spillane
Cynthia A. Swanson

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is, or during Fiscal Year 2023 was, an officer or employee of Boston Beer or any of its subsidiaries, and no Compensation Committee member has any interlocking relationship with the Company which is required to be reported under applicable rules and regulations of the SEC.

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	39

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Executive Compensation

Summary Compensation Table

The following table summarizes the compensation of our 2023 NEOs for Fiscal Year 2023, Fiscal Year 2022, and Fiscal Year 2021.

Name and Principal Position	Fiscal Year	Salary	(1)	Bonus	(1)(2)	Restricted Stock Awards	(3)	Option Awards	(3)	All Other Compensation	(1)(4)	Total
David A. Burwick	2023	$860,500		$1,032,605		$2,000,113		$2,000,007	(5)	$14,117		$5,907,342
President & CEO	2022	$835,459		$0		$2,000,127		$2,000,034	(6)	$13,117		$4,848,737
	2021	$826,278		$0		$7,001,400	(7)	$7,000,380	(7)(8)	$12,898		$14,840,956
Diego Reynoso	2023	$184,615		$111,000		$1,500,083		$1,500,110		$608,359		$3,904,167
Treasurer & Chief Financial Officer	2022	$0		$0		$0		$0		$0		$0
	2021	$0		$0		$0		$0		$0		$0
Frank H. Smalla	2023	$184,969		$0		$500,271		$500,058	(5)	$21,615		$1,206,913
(Former) Treasurer & Chief Financial Officer	2022	$592,640		$142,250		$289,896		$289,764	(6)	$33,827		$1,348,377
	2021	$575,378		$0		$281,867		$281,203	(8)	$13,898		$1,152,346
Matthew D. Murphy	2023	$379,698		$189,850		$125,311		$725,104	(5)(7)	$31,419		$1,451,382
Vice President, Finance & Chief Accounting Officer	2022	$366,344		$66,000		$300,249		$0		$28,153		$760,746
	2021	$355,674		$8,536		$150,192		$0		$25,565		$539,967
Philip A. Hodges	2023	$376,096		$214,500		$5,000,543		$3,000,117	(7)(9)	$668,245		$9,259,501
Chief Supply Chain Officer	2022	$0		$0		$0		$0		$0		$0
	2021	$0		$0		$0		$0		$0		$0
John C. Geist	2023	$606,342		$432,000		$500,271		$500,058	(5)	$21,167		$2,059,838
Chief Sales Officer	2022	$592,640		$142,250		$289,896		$289,764	(6)	$20,717		$1,335,267
	2021	$575,378		$0		$281,867		$281,203	(8)	$20,735		$1,159,183
Lesya Lysyj	2023	$527,526		$332,500		$275,230		$275,162	(5)	$30,042		$1,440,460
Chief Marketing Officer	2022	$515,557		$84,000		$216,655		$216,388	(6)	$28,117		$1,060,717
	2021	$500,540		$0		$244,833		$244,759	(8)	$19,268		$1,009,400

(1)	Included in this column are amounts earned, although not necessarily received, during the corresponding fiscal year.
(2)	The Compensation Committee, on occasion, awards Executive Officers additional discretionary bonus payments outside of the scope of the Executive Officer’s incentive bonus goal plan in recognition of exceptional performance, in connection with hiring, or for other reasons.
(3)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during each fiscal year as computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The methods and assumptions used in valuing the stock option and restricted stock awards in accordance with ASC 718 are described in the Company’s audited financial statements for Fiscal Year 2023 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2024.
(4)	Includes annual group life insurance premium, Company matching contributions under the Company’s 401(k) plan paid in the respective year, car allowances as applicable, Company health savings contributions under the Company’s medical plan paid in the respective year, accrued but unused paid time off paid to former employees, fitness reimbursements, and Relocation Assistance if applicable. For Fiscal Year 2023, Mr. Burwick, Mr. Murphy, Mr. Hodges, Mr. Geist, and Ms. Lysyj each received 401(k) plan matching contributions in the amount of $13,200. Mr. Smalla received 401(k) plan matching contributions in the amount of $13.089. Mr. Reynoso received 401(k) plan matching contributions of $8,077. As explained above under the heading “Executive Benefits”, Mr. Reynoso received $600,000 and Mr. Hodges received $9,016 in Relocation Assistance in 2023. As explained above under the heading “Consulting Fees to Mr. Hodges”, prior to his full-time hiring, the Company paid $645,500 in consulting fees to Mr. Hodges in 2023.
(5)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Compensation Committee will determine if the performance criteria have been met prior to March 1, 2025.
(6)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2024, the Compensation Committee determined that the performance criteria had not been achieved.
(7)	Grant contains long-term service-based vesting conditions; as such, the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures.
(8)	Grant contains performance-based vesting conditions based on depletions growth as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. In February 2023, the Compensation Committee determined that the performance criteria had been achieved.
(9)	Grant contains performance-based vesting conditions based on delivered gross margin and net promoter score metrics as fully described under the heading “Long-Term Equity Awards - Stock Option Awards” above; the value reported above reflects the value of the award at the grant date and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under ASC 718, excluding the effect of estimated forfeitures. The Compensation Committee will determine if the performance criteria have been met prior to March 1, 2027.

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Except as noted in the “All Other Compensation” column, we have not paid or provided any perquisites to any of our Executive Officers, either individually or in the aggregate, in excess of $10,000. Investment Shares of the Company’s Class A Common Stock purchased by Executive Officers at a discount under the ISP are not included in the Summary Compensation Table. The Chairman and the CEO are not eligible for the ISP. Executive Officers other than the Chairman and the CEO receive the same opportunity under the ISP as other ISP Eligible Employees. On December 30, 2023, Mr. Murphy held unvested Investment Shares.

Grants of Plan-Based Awards in Fiscal Year 2023

The following table describes the potential range of annual cash incentive awards and potential payouts under equity incentive awards for Fiscal Year 2023 performance, the actual stock option awards granted during Fiscal Year 2023, the actual RSUs granted during Fiscal Year 2023, and the grant date fair value of the equity awards.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				All Other Stock Awards: Number		Exercise or Base Price of Option		Closing Price on Date of	Grant Date Fair Value of Stock and Option
Name/Type of Award	Grant Date	Approval Date		Target ($)	Maximum ($)	Target (sh)		Maximum (sh)		of Shares of Stock		Awards ($/sh)		Grant ($/sh)	Awards ($)(2)
David A. Burwick
Annual Incentive				$1,032,604	$2,581,509
Performance Option	3/1/2023	2/6/2023	(3)			12,430	(4)	12,430	(4)			$323.80	(3)	$323.80	$2,000,007
RSU	3/1/2023	2/6/2023	(3)							6,177					$2,000,113
Diego Reynoso
Annual Incentive				$360,000	$900,000
Service Option	10/31/2023	6/23/2023	(9)			9,717		9,717				$333.50		$333.50	$1,500,110
RSU	10/31/2023	6/23/2023	(9)							4,498					$1,500,083
Frank H. Smalla
Annual Incentive				$456,488	$1,141,219
Performance Option	3/1/2023	2/6/2023	(3)			3,084	(5)	3,084	(5)			$323.80	(3)	$323.80	$500,058
RSU	3/1/2023	2/6/2023	(3)							1,545					$500,271
Matthew D. Murphy
Annual Incentive				$191,144	$477,860
Performance Option	3/1/2023	2/6/2023	(3)			771	(5)	771	(5)			$323.80	(3)	$323.80	$125,015
Service Option	5/15/2023	5/3/2023	(6)			3,994		3,994				$308.14		$308.14	$600,090
RSU	3/1/2023	2/6/2023	(3)							387					$125,311
Philip A. Hodges
Annual Incentive				$369,000	$922,500
Performance Option	5/24/2023	5/18/2023	(7)			6,348	(8)	6,348	(8)			$330.68	(6)	$330.68	$1,000,003
Service Option	5/24/2023	5/18/2023	(7)			13,276		13,276				$330.68		$330.68	$2,000,114
RSU	5/24/2023	5/18/2023	(7)							9,073	(8)				$3,000,260
RSU	5/24/2023	5/18/2023	(7)							6,049					$2,000,283
John C. Geist
Annual Incentive				$456,488	$1,141,219
Performance Option	3/1/2023	2/6/2023	(3)			3,084	(5)	3,084	(5)			$323.80	(3)	$323.80	$500,058
RSU	3/1/2023	2/6/2023	(3)							1,545					$500,271
Lesya Lysyj
Annual Incentive				$317,427	$793,568
Performance Option	3/1/2023	2/6/2023	(3)			1,697	(5)	1,697	(5)			$323.80	(3)	$323.80	$275,162
RSU	3/1/2023	2/6/2023	(3)							850					$275,230

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(1)	Bonus payouts are determined in accordance with a scale that provides for between 0% and 250% payout. The target represents 100% payout for full achievement of the performance goals, whereas the maximum represents 250% payout for achievement above the performance goals. Nevertheless, the Compensation Committee has the discretion to adjust the actual payout upon evaluation of overall achievement.
(2)	Reflects the dollar amount of the aggregate grant date fair value of awards granted during the fiscal year as computed in accordance with ASC 718. The method and assumptions used in valuing the equity awards in accordance with ASC 718 are described in Notes C and O to the Company’s audited financial statements for Fiscal Year 2023, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2024.
(3)	On February 6, 2023, upon the recommendation of the Compensation Committee, the Board of Directors granted the above stock options effective as of March 1, 2023, with an exercise price equal to the closing price of the Company’s stock on the last trading day immediately prior to the grant date.
(4)	The option vests at 33% on March 1, 2025 and 67% on March 1, 2026 provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s net revenue in 2024 over 2022 is equal to or greater than -5.5%, but less than 2%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule. If the compounded annual growth rate of the Company’s net revenue in 2024 over 2022 is equal to or greater than 2%, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule.
(5)	The option vests at 33.3% per year starting on March 1, 2025, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the compounded annual growth rate of the Company’s net revenue in 2024 over 2022 is equal to or greater than -5.5%, but less than 2%, 50% of the number of shares will be eligible to vest in accordance with the vesting schedule. If the compounded annual growth rate of the Company’s net revenue in 2024 over 2022 is equal to or greater than 2%, 100% of the number of shares shall be eligible to vest in accordance with the vesting schedule.
(6)	On May 3, 2023, upon the recommendation of the Compensation Committee, the Board of Directors approved the above stock option as part of an offer letter.
(7)	On May 18, 2023, upon the recommendation of the Compensation Committee, the Board of Directors approved the above stock option as part of an offer letter.
(8)	The performance award vests at 100% on March 1, 2027, provided certain criteria are met. The vesting of each option is contingent on the Company achieving certain performance criteria. If the adjusted delivered gross margin is greater than or equal to 40.3% during the Company’s 2026 Fiscal Year, 87.5% of the option shares will vest. If the Net Promoter Score for the Company’s 2027 Engagement Survey is greater than or equal to +19 across all Supply Chain coworkers, the other 12.5% of the option shares will vest.
(9)	On June 23, 2023, upon the recommendation of the Compensation Committee, the Board of Directors approved the above stock option as part of an offer letter.

Outstanding Equity Awards at 2023 Fiscal Year End

The following table sets forth information regarding LTE Awards granted to our Named Executive Officers that were outstanding as of December 30, 2023.

	Option Awards								Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable		No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(1)
David A. Burwick	1,116	(2)	—		—		$214.83	6/4/2024	674	(10)	$232,928
	940	(2)	—		—		$262.25	5/27/2025	973	(11)	$336,259
	1,560	(2)	—		—		$157.58	5/25/2026	4,861	(12)	$1,679,913
	1,698	(2)	—		—		$140.05	5/18/2027	3,912	(13)	$1,351,948
	9,959	(3)	—		—		$229.30	4/30/2028	6,177	(14)	$2,134,709
	7,352	(4)	—		—		$312.56	2/28/2029
	4,686		2,343	(5)	—		$370.79	2/28/2030
	1,482		2,964	(6)	—		$1,028.71	2/28/2031
					10,935	(7)	$1,028.71	2/28/2031
					11,230	(8)	$383.46	2/28/2032
					12,430	(9)	$323.80	2/28/2033
Diego Reynoso	—		—		9,717	(25)	$333.50	10/31/2033	4,498	(26)	$1,554,464
Frank H. Smalla	—		—		—		—	—	—		—
Matthew Murphy	2,077		2,078	(19)	—		$201.91	12/31/2025	101	(10)	$34,905
					771	(9)	$323.80	2/28/2033	74	(11)	$25,574
					3,944	(20)	$308.14	5/14/2033	588	(13)	$203,207
									387	(14)	$133,743

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	Option Awards							Stock Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options		Option Exercise Price ($)	Option Expiration Date	No. of Shares of Stock That Have Not Vested		Market Value of Shares that Have Not Vested ($)(1)
Phil Hodges	—	—		13,276	(22)	$330.68	5/24/2033	6,049	(24)	$2,090,474
	—	—		6,348	(21)	$330.68	5/23/2033	9,073	(23)	$3,135,538
John C. Geist	524	12,524	(16)	—		$201.91	1/1/2026	2,696	(15)	$931,711
	1,274	—	(4)	—		$312.56	2/28/2029	181	(10)	$62,552
	1,255	628	(5)	—		$370.79	2/28/2030	138	(11)	$47,691
	208	417	(6)	—		$1,028.71	2/28/2031	567	(13)	$195,950
	—	—		1,627	(8)	$383.46	2/28/2032	1,545	(14)	$533,937
				3,084	(9)	$323.80	2/28/2033
Lesya Lysyj	8,870	2,957	(18)	—		$304.56	4/28/2029	160	(10)	$55,294
	1,112	557	(5)	—		$370.79	2/28/2030	120	(11)	$41,471
	181	363	(6)	—		$1,028.71	2/28/2031	494	(13)	$170,721
				1,415	(8)	$383.46	2/28/2032	850	(14)	$293,752
				1,697	(9)	$323.80	2/28/2033

(1)	Market value of shares that have not vested is calculated using a stock price of $345.59, which is the closing price of the Company’s stock on the last trading day of Fiscal Year 2023.
(2)	Stock option awards granted under the Director Equity Plan, prior to Mr. Burwick’s appointment as President and CEO.
(3)	Stock option award granted on April 30, 2018. In February 2020, the Compensation Committee determined that the performance criteria had been met. One-third of the shares vested on March 1, 2020, January 1, 2021, and January 1, 2022.
(4)	Stock option award granted on March 1, 2019. In February 2021, the Compensation Committee determined that the performance criteria had been met. One-third of the shares vested on March 1 in each of the years 2021 to 2023.
(5)	Stock option award granted on March 1, 2020. In February 2022, the Compensation Committee determined that the performance criteria had been met. One-third of the shares vested on March 1 in each of the years 2022 to 2024.
(6)	Stock option award granted on March 1, 2021. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares vested or will vest on March 1 in each of the years 2023 to 2025.
(7)	Stock option granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares vested on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(8)	Stock option award granted on March 1, 2022. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in each of the years 2024 to 2026.
(9)	Stock option award granted on March 1, 2023. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, one-third of the shares will vest on March 1 in each of the years 2025 to 2027.
(10)	RSU granted on March 1, 2020. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2021 to 2024.
(11)	RSU granted on March 1, 2021. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2022 to 2025.
(12)	RSU granted on March 1, 2021. Contingent on Mr. Burwick’s continued employment by the Company on the applicable vesting date, 25% of the shares will vest on March 1, 2024, 25% of the shares will vest on March 1, 2025, and 50% of the shares will vest on March 1, 2026.
(13)	RSU granted on March 1, 2022. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2023 to 2026.
(14)	RSU granted on March 1, 2023. Contingent on continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.
(15)	RSU granted on March 1, 2020. Contingent on Mr. Geist’s continued employment by the Company on the vesting date, 100% of the shares will vest on March 1, 2025.
(16)	Stock option award granted on January 1, 2016. 25% of the shares vested on January 1 in the years 2021 to 2024.
(17)	RSU granted on March 1, 2020. Contingent on Mr. Geist’s continued employment by the Company on the vesting date, 100% of the shares will vest on March 1, 2025.
(18)	Stock option award granted on April 29, 2019. Contingent on Ms. Lysyj’s continued employment on the applicable vesting date, 50% of the shares vested on April 29, 2022, 25% of the shares vested on April 29, 2023, and 25% of the shares will vest on April 29, 2024.
(19)	Stock option award granted on January 1, 2016. 25% of the shares vested or will vest on January 1 in the years 2021 to 2024.
(20)	Stock option award granted on May 15, 2023. Contingent on Mr. Murphy’s continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.

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(21)	Stock Option award granted on May 24, 2023. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, 100% of the shares will vest on March 1, 2027.
(22)	Stock option award granted on May 24, 2023. Contingent on Mr. Hodges’ continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.
(23)	RSU granted on May 24, 2023. Contingent on certain performance criteria being met and continued employment on the applicable vesting date, 100% of the shares will vest on March 1, 2027.
(24)	RSU granted on May 24, 2023. Contingent on Mr. Hodges’ continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.
(25)	Stock option award granted on October 31, 2023. Contingent on Mr. Reynoso’s continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.
(26)	RSU granted on October 31, 2023. Contingent on Mr. Reynoso’s continued employment by the Company on the applicable vesting date, 25% of the shares vested or will vest on March 1 in the years 2024 to 2027.

Option Exercises and Stock Vested in Fiscal Year 2023

The following table sets forth information regarding options exercised by our NEOs in Fiscal Year 2023, RSAs and/or RSUs previously granted to our NEOs that vested during Fiscal Year 2023, and information regarding the value realized on such exercises and vestings.

	Option Awards			RSAs & RSUs
Name	No. of Shares Acquired on Exercise (#)		Value Realized on Exercise	No. of Shares Vested (#)	Value Realized on Vesting
David A. Burwick	1,644	(1)	$287,519	4,137	$1,344,554
Diego Reynoso	—		—	—	—
Frank H. Smalla	31,837		$4,054,477	908	$295,509
Matthew Murphy	—		—	557	$180,957
Phil Hodges	—		—	—	—
John C. Geist	13,524		$1,927,114	908	$295,509
Lesya Lysyj	—		—	1,615	$515,188

(1)	Stock option awards were granted pursuant to our Director Equity Plan, prior to Mr. Burwick being appointed as our President and CEO.

Employment Contracts, Termination of Employment, and Change in Control Agreements

Stockholder Rights Agreement

A Stockholder Rights Agreement between Boston Beer and our initial stockholders provides that so long as Mr. Koch remains an employee of Boston Beer, he will devote such time and effort as a full-time, forty (40) hours-per-week occupation, as may be reasonably necessary for the proper performance of his duties and to satisfy the business needs of the Company and Boston Beer will provide Mr. Koch with benefits no less favorable than those formerly provided to him by the Boston Beer Company Limited Partnership.

Non-Compete Agreements

Certain full-time coworkers at Boston Beer, including each of our Named Executive Officers, are required to enter into a non-competition agreement with Boston Beer that, where applicable, prohibits them from accepting employment with a competitor for a specified time after leaving the Company. Nevertheless, all coworkers at Boston Beer not covered by a CBA are employed “at-will.”

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Change in Control Provisions in LTE Awards

Our LTE Awards do not discriminate in scope or terms of operation for Executive Officers or other salaried coworkers, with one exception noted below. As of the end of Fiscal Year 2023, all outstanding LTE Awards granted under the EEIP on or before December 31, 2015, including those granted to our Named Executive Officers, vest or become immediately exercisable in full in the event of a Change in Control. All outstanding LTE Awards granted between January 1, 2016 and December 30, 2023, including those granted to our Named Executive Officers, become immediately exercisable in full in the event that: (1) there is a Change in Control; and (2) it results in the termination of the employment of the equity holder without cause or good reason within 12 months of the Change in Control.

For the purposes of our LTE Awards, the term “Change in Control” means if Chairman C. James Koch and/or members of his family cease to control a majority of the Company’s Class B Shares, except for the special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company.

Potential Payments Upon Termination or Change in Control

As of December 30, 2023, we did not have employment agreements, severance arrangements, life insurance agreements, or change in control plans with any of our currently serving Named Executive Officers that would provide severance benefits in the event of the termination of their employment or a Change in Control. However, the EEIP provides participants, including our Named Executive Officers, with certain rights in the event of the termination of their employment, including by reason of death or disability or upon a Change in Control of Boston Beer. This section describes the rights of our Named Executive Officers in the hypothetical event that such contingencies occurred on December 30, 2023. On that date, the market price of Boston Beer Class A Common Stock was $345.59.

For the purposes of the Company’s equity grants, the term “Change in Control” means if Mr. Koch and/or members of his family cease to control a majority of the Company’s issued and outstanding Class B Common Stock, except for two special awards granted to Mr. Burwick in 2021, where the term “Change in Control” means if Mr. Koch ceases to be Chairman of the Company. The term “Qualified Termination” means if the Change in Control results in the termination of the employment of the participant without cause or good reason within 12 months of the Change in Control. “Cause” means: (i) engaging in knowing and intentional illegal conduct that was or is materially injurious to the Company or its affiliates; (ii) violating a federal or state law or regulation applicable to the Company’s business, which violation was or is reasonably likely to be injurious to the Company; (iii) being convicted of, or entering a plea of nolo contendere to, a felony or committing any act of moral turpitude, dishonesty, or fraud against the Company; or (iv) the material misappropriation of property belonging to the Company or its affiliates. “Good Reason” means, without the participant’s written consent: (i) a reduction in base salary; or (ii) a relocation of principal place of work to a location more than 50 miles away from the workplace prior to the relocation; or (iii) the significant reduction of duties or responsibilities when compared to duties or responsibilities in effect immediately prior to the Change in Control.

Payments or benefits under other plans and arrangements that are generally provided on a non-discriminatory basis to all similarly situated employees of the Company upon the termination of their employment are not described, including: (a) accrued base salary; (b) annual incentive earned with respect to completed performance periods; (c) distribution of vested account balances under the Company’s 401(k) plan; and (d) life insurance benefits generally available to all fulltime coworkers.

David A. Burwick

In the hypothetical event of Mr. Burwick’s death, disability, or Qualified Termination on December 30, 2023, he (or his estate in the event of death) would have had:

•	2,343 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	2,964 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	10,935 option shares immediately vest pursuant to his special March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.

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•	11,230 option shares immediately vest pursuant to his March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	12,430 option shares immediately vest pursuant to his March 1, 2023 stock option award, exercisable at a price of $323.80. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $270,850.
•	16,957 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $5,735,757.

In aggregate, Mr. Burwick would have received gross income of $6,006,607 upon the occurrence of the hypothetical events described above.

Diego Reynoso

In the hypothetical event of Mr. Reynoso’s death, disability, or Qualified Termination on December 30, 2023, he (or his estate in the event of death) would have had:

•	9,717 option shares immediately vest pursuant to his October 21, 2023 stock option award, exercisable at a price of $333.50. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $117,479.
•	4,498 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $1,554,464.

In aggregate, Mr. Reynoso would have received gross income of $1,671,942 upon the occurrence of the hypothetical events described above.

Matthew D. Murphy

In the hypothetical event of Mr. Murphy’s death, disability, or Qualified Termination on December 30, 2023, he (or his estate in the event of death) would have had:

•	2,078 option shares immediately vest pursuant to his January 1, 2016 stock option award, exercisable at a price of $201.91. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $298,567.
•	771 option shares immediately vest pursuant to his March 1, 2023 stock option award, exercisable at a price of $323.80. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $16,800.
•	3,944 option shares immediately vest pursuant to his May 15, 2023 stock option award, exercisable at a price of $308.80. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $145,100.
•	1,150 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $397,429.

In aggregate, Mr. Murphy would have received gross income of $857,895 upon the occurrence of the hypothetical events described above.

Philip A. Hodges

In the hypothetical event of Mr. Hodges’ death, disability, or Qualified Termination on December 30, 2023, he (or his estate in the event of death) would have had:

•	19,624 option shares immediately vest pursuant to his May 24, 2023 stock option awards, exercisable at a price of $330.68. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $292,594.
•	15,122 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $5,226,012.

In aggregate, Mr. Hodges would have received gross income of $5,518,606 upon the occurrence of the hypothetical events described above.

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John C. Geist

In the hypothetical event of Mr. Geist’s death, disability, or Qualified Termination on December 30, 2023 he (or his estate in the event of death) would have had:

•	12,524 option shares immediately vest pursuant to his January 1, 2016 stock option award, exercisable at a price of $201.91. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $1,799,448.
•	628 option shares immediately vest pursuant to his March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	417 option shares immediately vest pursuant to his March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	1,627 option shares immediately vest pursuant to his March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would not have received any gross income due to the exercise price being higher than the market price.
•	3,084 option shares immediately vest pursuant to his March 1, 2023 stock option award, exercisable at a price of $323.80. In the hypothetical event that he exercised and sold those shares at the market price on that date, he would have received gross income of $67,200.
•	5,127 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that he sold those shares at the market price on that date, he would have received gross income of $1,771,840.

In aggregate, Mr. Geist would have received gross income of $3,638,489 upon the occurrence of the hypothetical events described above.

Lesya Lysyj

In the hypothetical event of Ms. Lysyj’s death, disability, or Qualified Termination on December 30, 2023, she (or her estate in the event of death) would have had:

•	2,957 option shares immediately vest pursuant to her April 28, 2019 stock option award, exercisable at a price of $304.56. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would have received gross income of $121,326.
•	557 option shares immediately vest pursuant to her March 1, 2020 stock option award, exercisable at a price of $370.79. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	363 option shares immediately vest pursuant to her March 1, 2021 stock option award, exercisable at a price of $1,028.71. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	1,415 option shares immediately vest pursuant to her March 1, 2022 stock option award, exercisable at a price of $383.46. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would not have received any gross income due to the exercise price being higher than the market price.
•	1,697 option shares immediately vest pursuant to her March 1, 2023 stock option award, exercisable at a price of $323.80. In the hypothetical event that she exercised and sold those shares at the market price on that date, she would have received gross income of $36,978.
•	1,624 RSUs immediately vest pursuant to the terms of those awards. In the hypothetical event that she sold those shares at the market price on that date, she would have received gross income of $561,238.

In aggregate, Ms. Lysyj would have received gross income of $719,542 upon occurrence of the hypothetical events described above.

Frank H. Smalla

Mr. Smalla stepped down from his position with the Company as of April 14, 2023. Accordingly, he had no unvested equity as of December 30, 2023.

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Pay Versus Performance Disclosure

The following table sets forth information regarding compensation actually paid to our CEO and other NEOs and the financial performance of the Company for the last five fiscal years.

			Average Summary	Average	Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO	Compensation Table Total for Non-PEO NEOs	Compensation Actually Paid to Non-PEO NEOs	Total Shareholder Return	Peer Group Total Shareholder Return	Net Income	Depletions Growth (%)
2023	$5,902,526	$1,902,406	$3,011,291	$610,905	$144.71	$161.54	$76,250,000	-6%
2022	$4,848,737	$848,576	$1,247,885	$828,547	$173.43	$159.39	$67,263,000	-5%
2021	$14,840,957	$839,176	$1,044,866	$876,342	$274.66	$146.32	$14,553,000	22%
2020	$4,778,389	$803,025	$3,476,104	$492,432	$531.10	$127.78	$191,960,000	37%
2019	$4,211,552	$2,212,366	$2,121,689	$1,111,889	$198.19	$119.92	$110,041,000	22%

Compensation actually paid differs from table totals due to LTE awards with multi-year service and/or performance-based vesting conditions.

The following table sets forth information regarding the identification of our Primary Executive Officer (“PEO”) and non-PEO NEOs for the corresponding fiscal years. In each of these years, our PEO held the title of CEO.

Fiscal Year	CEO(s)	Other NEOs
2019	David A. Burwick	Frank H. Smalla, C. James Koch, John C. Geist, Lesya Lysyj
2020	David A. Burwick	Frank H. Smalla, John C. Geist, Carolyn O’Boyle, Quincy B. Troupe
2021	David A. Burwick	Frank H. Smalla, John C. Geist, Quincy B. Troupe, Lesya Lysyj
2022	David A. Burwick	Frank H. Smalla, John C. Geist, Lesya Lysyj, Carolyn O’Boyle, Quincy B. Troupe
2023	David A. Burwick	Diego Reynoso, Matthew D. Murphy, Philip A. Hodges, John C. Geist, Lesya Lysyj, Frank H. Smalla

Most Important Financial Measures

The following table outlines the most important financial measures upon which the Company relies when analyzing and setting executive compensation levels.

Depletions Growth: year-over-year growth of sales by our wholesalers to retailers
Net Revenue Growth: compounded net revenue growth rates over a two-year period
EBIT: annual earnings before interest and taxes. EBIT is equivalent to Operating Income on the Income Statement in the Company’s Annual Report on Form 10-K for Fiscal Year 2023, excluding the $16.4 million non-cash impairment recorded primarily for the Dogfish Head brand in September 2023.
Resource Efficiency: annual focused operating expense cost savings

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Relationship Between Most Important Financial Measures and Executive Compensation

As described below and elsewhere in this Proxy Statement, over the last five fiscal years we have relied on the above measures as criteria for the variable aspects of our executive compensation, particularly our cash bonus and LTE programs. Below is a description of the relationship between those measures and programs. These elements are also described in detail above under the headings “Cash Incentive Bonuses” and “Stock Option Awards.”

•	Depletions Growth: 2023 Depletions Growth was weighted as 50% of our 2023 Bonus Scale. Year-over-year depletions growth was weighted as 60% of our Bonus Scale in fiscal years 2019 through 2022.
•	Net Revenue Growth: The option awards granted to our CEO and other NEOs in 2023 are all contingent upon the Company achieving certain compounded annual growth rate targets based on net revenue growth in Fiscal Year 2024 over Fiscal Year 2022, which has similarly been the case for annual option awards granted to our CEO and other NEOs in each of the last five fiscal years.
•	EBIT: 2023 EBIT was weighted as 30% of our 2023 Bonus Scale. EBIT was weighted as 20% of our Bonus Scale in fiscal years 2019 through 2022.
•	Resource Efficiency: Resource efficiency, or focused operating expense cost savings, was weighted as 20% of our 2023 Bonus Scale. Resource Efficiency has been weighted as 20% of our Bonus Scale in each of the last five fiscal years.

The following tables set forth information regarding the correlation between each of these financial performance measures and the compensation actually paid to our CEO and the average compensation paid to our other NEOs over the last five fiscal years. When reviewing these tables, it is important to note that a substantial portion of our CEO’s compensation in 2021 was attributable to two special equity grants awarded for the purposes of retaining Mr. Burwick to provide leadership stability and to align his total compensation with the market compared to similarly sized companies. Excluding the value of those two special equity awards as of the grant date, his total earned compensation was $4,840,386 in 2021. It is also worth noting that 2023 compensation for our non-CEO NEOs includes the value of special long-term equity awards granted to two NEOs in connection with their recruitment and hiring, and another special long-term equity award to another NEO in connection with his appointment as interim CFO.

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Relationship Between Company and Peer Group Total Shareholder Return

The following table sets forth information regarding the relationship between the Company’s total shareholder return (“TSR”) and its peer group’s TSR. For the purposes of this table, the Company’s peer group is represented by Standard & Poor’s 500 Beverage Index, which consists of producers of alcoholic and non-alcoholic beverages (“S&P 500 Beverages Index”) for the five years ending December 30, 2023 The table assumes that the value of the investment in Boston Beer stock and the index was $100 on January 1, 2019. The TSR is reflected as of the end of the Company’s respective fiscal years.

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Pay Ratio Disclosure

The SEC requires companies to disclose the total compensation paid to their median employee, as well as the ratio of the annual total compensation of their CEO to the annual total compensation of the median employee. The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

As outlined in detail in the Summary Compensation Table and elsewhere in this Proxy Statement, in 2023 Mr. Burwick earned annual total compensation of $5,907,342. During that same period, our median-compensated coworker’s annual total compensation was $95,907. The breakdown of the annual total compensation mix of the CEO and the Company’s median employee, which we refer to as our median-compensated coworker, is outlined below.

Position	Salary	Performance Bonus	Equity Awards	Other Comp	Total
CEO	$860,500	$1,032,605	$4,000,120	$14,117	$5,907,342
Median-Compensated Coworker	$83,854	$8,000	$0	$4,053	$95,907

For the purposes of determining the 2023 annual total compensation of the CEO and the median-compensated coworker, “Other Comp” includes group life insurance premium contributions by the Company, Company matching contributions under the Company’s 401(k) plan, company contributions to health savings accounts, wellness plan reimbursements, car allowances (if applicable), and reimbursement of relocation expenses (if applicable).

There have been no material changes in our employee population or employee compensation arrangements in our last completed fiscal year that we believe would significantly impact our pay ratio disclosure. Accordingly, as permitted under the SEC’s disclosure rules, we are using the same median employee as we used for the purposes of our 2023 pay ratio. In determining the median-compensated coworker, a list was prepared of all Company coworkers as of December 23, 2022, excluding the CEO and coworkers on leaves of absence. The list was ranked by total compensation, and the median-compensated coworker was selected from that ranking.

As a result, we estimate that Mr. Burwick’s 2023 annual total compensation was approximately 62 times that of our median-compensated coworker.

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Stock Ownership of Board, Management, and Principal Stockholders

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of the Record Date by:

•	Our Directors, all of whom are nominees for reelection;
•	Our 2023 Named Executive Officers;
•	All Directors and Executive Officers as a group; and
•	Each person (or group of affiliated persons) known by us to be a beneficial owner of more than 5% of our outstanding Class A Common Stock or Class B Common Stock.

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except as otherwise noted. Beneficial ownership is determined under the rules of the SEC; the information set forth below is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and any shares that the individual has the right or option to acquire under certain circumstances. Unless otherwise indicated, each person or entity named below held sole voting and investment power over the shares listed.

The share information below is as of the Record Date, except the information relating to those certain entities described in footnotes 15 through 18 to the below table is as of the dates disclosed in such footnotes and percentages are calculated assuming continued beneficial ownership as of the Record Date. All shares listed below are Class A Shares, except for Class B Shares, all of which are held by Mr. Koch. Ownership percentages shown below are percentages of all outstanding Class A Shares, except in the case of the percentage ownership of Mr. Koch, which reflects his percentage ownership of all outstanding Class A Shares and Class B Shares, as of the Record Date.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Directors and Named Executive Officers:
C. James Koch(1)	2,271,472	18.8%
Samuel A. Calagione, III(2)	338,035	3.4%
Cynthia A. Fisher(3)	212,776	2.1%
David A. Burwick(4)	91,704	*
John C. Geist(5)	21,369	*
Philip A. Hodges(6)	19,567	*
Jean-Michel Valette(7)	18,774	*
Lesya Lysyj(8)	18,576	*
Frank H. Smalla	10,328	*
Diego Reynoso(9)	9,164	*
Michael Spillane(10)	8,964	*
Matthew D. Murphy(11)	7,985	*
Meghan V. Joyce(12)	4,121	*
Julio N. Nemeth(13)	3,051	*
Cynthia Swanson(14)	856	*
All Directors and Executive Officers as a group (20 people)	2,879,520	24.0%
Owners of 5% or More of the Company’s Outstanding Shares:
FMR LLC(15)	993,034	9.8%
245 Summer Street
Boston, MA 02210
T. Rowe Price Investment Management, Inc.(16)	931,099	9.2%
101 E. Pratt Street
Baltimore, MD 21201
The Vanguard Group(17)	918,497	9.1%
100 Vanguard Blvd., Malvern, PA 19355
BlackRock, Inc.(18)	827,289	8.2%
55 East 52nd Street
New York, NY 10055
*	Represents holdings of less than one percent (1%).

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(1)	Mr. Koch’s shares include 12,227 directly-held Class A Shares; 2,068,000 directly-held Class B Shares, constituting all of the outstanding shares of Class B Common Stock; options to acquire 4,056 Class A Shares, exercisable currently or within sixty (60) days; 23,486 Class A Shares held for the benefit of his children; 122,923 Class A Shares held by as the sole member of a family foundation; and 5,000 Class A Shares held as trustee in a trust of which he is the sole beneficiary. His shares also include 35,780 Class A Shares reported as beneficially owned by his wife Ms. Fisher, consisting of 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of their children, and 33,248 Class A Shares held in a collection of generation skipping trusts, as to which Ms. Fisher has sole voting and investment power and as to which Mr. Koch disclaims beneficial ownership.
(2)	Mr. Calagione’s shares include 14,040 directly held Class A Shares; 27,165 Class A Shares held in a trust for the benefit of his son; 27,165 Class A Shares held in trust for the benefit of his daughter; 99,430 Class A Shares held in a dynasty trust for the benefit of his wife and children; 102,284 Class A Shares held in a family trust for the benefit of his wife and children; and 67,951 Class A Shares held in a limited partnership for which Mr. Calagione is a partner.
(3)	Ms. Fisher’s shares include 1,763 directly held Class A Shares; options to acquire 8,287 Class A Shares exercisable currently or within sixty (60) days; and 204 unvested shares of restricted stock. Her shares also include 2,532 Class A Shares held as trustee of irrevocable trusts for the benefit of her children; 33,248 Class A Shares held by as trustee of a collection of generation-skipping trusts; and 20,537 Class A Shares held in trust by a limited liability company of which she is the manager and to which she disclaims beneficial ownership. Her shares also include 23,486 Class A Shares reported as beneficially owned by her husband, Mr. Koch, for the benefit of their children, for which Mr. Koch has sole voting and investment power and as to which Ms. Fisher disclaims beneficial ownership. Her shares also include 122,923 Class A Shares reported as beneficially owned by Mr. Koch as sole member of a family foundation, as to which Ms. Fisher disclaims beneficial ownership.
(4)	Mr. Burwick’s shares include 34,522 directly held Class A Shares, options to acquire 35,351 Class A Shares exercisable currently or within sixty (60) days, 11,374 unvested shares of restricted stock, and 10,457 Class A Shares held in a Spousal Lifetime Access Trust for the benefit of his spouse, as to which Mr. Burwick disclaims beneficial ownership and has no voting or investment power.
(5)	Mr. Geist’s shares include options to acquire 16,621 Class A Shares exercisable currently or within sixty (60) days and 4,302 unvested shares of restricted stock.
(6)	Mr. Hodges’ shares include options to acquire 3,319 Class A Shares exercisable currently or within sixty (60) days and 13,610 unvested shares of restricted stock.
(7)	Mr. Valette’s shares include options to acquire 4,612 Class A Shares exercisable currently or within sixty (60) days.
(8)	Ms. Lysyj’s shares include options to acquire 7,944 Class A Shares exercisable currently or within sixty (60) days and 6,470 unvested shares of restricted stock.
(9)	Mr. Reynoso’s shares include options to acquire 2,429 Class A Shares exercisable currently or within sixty (60) days and 5,972 unvested shares of restricted stock.
(10)	Mr. Spillane’s shares consist of options to acquire 3,116 Class A Shares exercisable currently or within sixty (60) days and 204 unvested shares of restricted stock.
(11)	Mr. Murphy’s shares include options to acquire 4,102 Class A Shares exercisable currently or within sixty (60) days and 3,883 unvested shares of restricted stock.
(12)	Ms. Joyce’s shares consist of options to acquire 3,917 Class A Shares exercisable currently or within sixty (60) days and 204 unvested shares of restricted stock.
(13)	Mr. Nemeth’s shares consist of options to acquire 2,847 Class A Shares exercisable currently or within sixty (60) days and 204 unvested shares of restricted stock.
(14)	Ms. Swanson’s shares consist of options to acquire 856 Class A Shares exercisable currently or within sixty (60) days and 422 unvested shares of restricted stock.
(15)	Information is based on a Schedule 13G/A filed with the SEC on January 10, 2024 by FRM LLC., which reported sole voting power with respect to 988,772 shares and sole dispositive power with respect to 993,034 shares.
(16)	Information is based on a Schedule 13G/A filed with the SEC on February 14, 2024 by T. Rowe Price Investment Management, Inc., which reported sole voting power with respect to 336,427 shares and sole dispositive power with respect to 931,099 shares.
(17)	Information is based on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, which reported sole voting power with respect to 0 shares, shared voting power with respect to 4,213 shares, sole dispositive power with respect to 905,184 shares and shared dispositive power with respect to 13,313 shares.
(18)	Information is based on a Schedule 13G/A filed with the SEC on January 25, 2024 by BlackRock, Inc., which reported sole voting power with respect to 808,448 shares and sole dispositive power with respect to 827,289 shares.

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Environmental, Social, and Governance

We are committed to strong corporate governance, corporate responsibility, and the accountability of our Board and our Executive Leadership Team to our stockholders. This section provides a summary of the Board’s and management’s oversight of our strategies regarding our Environmental, Social, and Governance (“ESG”) initiatives and selected highlights of the previous year’s accomplishments.

While we began reporting on our ESG initiatives in our 2019 Proxy Statement, our ESG journey began in earnest in 2021, and has continued to expand over time. We published our inaugural ESG Report in November 2022, then followed that up by publishing our 2022 ESG Report in August 2023. Among our key ESG achievements in 2023, we identified our ESG “Cornerstones of Priority” to determine which ESG topics we will concentrate most on over time.

While we’re still in the early days of our ESG journey, we’ve long believed that it’s important to provide accurate and transparent reporting on the impact that our Company has on our people, our planet, and our communities. For additional information on our impact and ESG initiatives, the Company’s historical ESG reports are available in the sustainability section on our company website at www.bostonbeer.com/ourimpact/sustainability. We anticipate that we will publish our 2023 ESG Report in the summer of 2024. In advance of the publication of that report, here is an early look at some of our ESG highlights from 2023.

2023 ESG Highlights

Our ESG Cornerstones of Priority

As mentioned above, in 2023 we identified our ESG Cornerstones of Priority in 2023, which was one of the major outcomes of a materiality assessment that we conducted in 2022 looking into which ESG topics are most important to our business and our stakeholders. In 2024 and beyond, our Cornerstones of Priority will shape our strategy and how we will direct resources in the areas that are most relevant and impactful for Boston Beer. The below chart reflects those cornerstones:

Environmental	Social	Economic
Water	Our Culture	Leadership Development
Energy	Learning & Development	ESG Governance
Climate	Health & Safety	Compliance
Sustainable Inputs		Risk

Environmental Highlights

•	We completed our first greenhouse gas emissions inventory in 2023 by calculating Scopes 1 and Scope 2 Emissions baseline data. The scope of our 2022 environmental disclosures covers our three largest production breweries: Samuel Adams Pennsylvania Brewery, Samuel Adams Cincinnati Brewery, and Dogfish Head Milton Brewery. These breweries account for approximately 99% of our internal production.
•	We developed a Scope 3 Emissions playbook, which has allowed the Company to identify the five most material Scope 3 Emission categories throughout our supply chain. The playbook will inform strategic decisions related to sustainability, futureproofing our business, and supplier partnerships.
•	We began the process of tracking tonnage of waste streams at our three largest production breweries, including spent yeast and grain, pallets and other recyclables, wastewater, and hazardous and non-hazardous wastes.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	56

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Social Highlights

•	As of the end of 2023, 94% of Company coworkers have taken Crucial Conversations “Mastering Dialogue” training, which provides tools and builds skills to have respectful conversations around important but difficult topics.
•	We continued to seek more diverse perspectives and equality. Some examples of steps we took in this area were prioritizing inclusion and belonging in company communications; holding six “fearless moments” discussions with our founders open to all company coworkers to facilitate a community of belonging; refreshing our external careers website, resulting in an increase in diverse candidate applications; and rolling out pay transparency ranges for all job requisitions.
•	Core to our culture of giving back, Boston Beer coworkers participated in 47 separate Benevolence Days, collectively volunteering more than 1,800 hours in 2023, supporting 45 non-profit partners and their mission-driven work.
•	We established a relationship with the National Black Brewers Association, which we anticipate expanding in 2024 and beyond.

Governance Highlights

•	We memorialized Board engagement on ESG by establishing an ESG Cadence Calendar, which outlines a variety of touchpoints where the Board and its committees will engage on ESG initiatives over the course of the year.
•	We formalized a universal Coworker Handbook that defines our key employment-related policies, reinforces our values, and holds all coworkers to a consistent set of standards. While a bulk of the work to implement this project took place in 2023, the Coworker Handbook was officially published to coworkers in January 2024. Prior to that, the Company was operating with different handbooks across our different locations.
•	We continued to ensure that our important company policies align with best practices, legal requirements, and the evolving needs of our business. Over the course of 2023, we amended our Clawback Policy, Corporate Governance Guidelines (including the overboarding policy), Insider Trading Policy, Contract Signing Authority Policy, and our Board committee charters.

ESG Governance

We believe that governance, responsibility, and accountability are vital to ensure that ESG is actively managed throughout the Company. To ensure that ESG is appropriately managed throughout the organization, we have designed the following governance structures:

•	Our Executive Leadership Team is responsible for the adoption of our ESG strategies and the overall execution of our corresponding ESG initiatives.
•	The full Board is responsible for overseeing management’s overall approach and execution of its ESG initiatives. The full Board is also responsible for overseeing succession planning and talent management.
•	The Nominating/Governance Committee oversees and provides guidance on environmental sustainability and social responsibility initiatives and helps to ensure that the full Board is properly addressing ESG topics as needed.
•	The Compensation Committee provides recommendations to the Board and the ELT on the Company’s culture and people initiatives, including diversity, equity, and inclusion.
•	In 2021, we formed an Executive Sustainability Committee, or “ESC”, comprised of a cross-functional group of members of Company leadership. The ESC meets at least quarterly, leads sustainability strategies across the Company, and provides routine oversight of our ESG initiatives to ensure a cohesive overall approach.
•	Our Sustainability Network Group, comprised of over 200 passionate coworkers, meets monthly to drive grassroots participation in our ESG initiatives via innovative programming and opportunities for engagement.

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	57

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Audit Information

Deloitte served as our independent registered public accounting firm and audited our consolidated financial statements for Fiscal Year 2023 and Fiscal Year 2022.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee pre-approved all such audit and non-audit services provided by Deloitte during 2023 and 2022. The aggregate fees billed to the Company by Deloitte for Fiscal Year 2023 and Fiscal Year 2022 were as follows:

	2023	2022
Audit Fees	$1,335,000	$1,130,000
Audit-Related Fees(1)	$65,000	$57,000
Tax Fees(2)	$100,000	$75,000
TOTAL	$1,495,000	$1,262,000
(1)	Audit-related fees in 2023 and 2022 include fees paid to Deloitte for work related to the Company’s 401(k) and pension plans.
(2)	Tax fees in 2023 and 2022 represent fees paid to Deloitte for federal and state tax return compliance assistance.

Representatives of Deloitte are expected to be present at the 2024 Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

The Audit Committee, which is comprised of three independent Directors, oversees Boston Beer’s financial reporting process on behalf of the Board. In that regard, the Audit Committee has reviewed and discussed our audited consolidated financial statements with management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed pursuant to applicable standards of the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte their independence.

In addition, the Audit Committee met with senior management periodically during 2023 and reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal controls. The full scope of the Committee’s responsibilities is outlined under the heading “Audit Committee” above. As part of its processes, the Audit Committee has continued to monitor the scope and steps taken to implement recommended improvements in internal procedures and controls. The Audit Committee regularly meets privately with representatives of Deloitte, our Director of Risk Management & Internal Audit, and other members of our management, each of whom has unrestricted access to the Audit Committee.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements should be included in our Annual Report on Form 10-K for Fiscal Year 2023 filed with the SEC.

Jean-Michel Valette (Chair) Meghan V. Joyce Cynthia L. Swanson

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	58

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Voting Matters for 2024 Annual Meeting

Item 1:    Election of Class A Directors by Class A Stockholders

The Board of Directors, upon the recommendation of the Nominating/Governance Committee, has nominated Meghan V. Joyce, Cynthia L Swanson, and Jean-Michel Valette for election to the Board as Class A Directors for a one-year term. Provided a quorum is present and it is an uncontested election, these Directors are elected by a plurality of votes cast by the Class A Stockholders at the Annual Meeting.

The Board of Directors recommends that the Class A Stockholders vote “FOR” all nominees for Class A Director.

Item 2:    Advisory Vote on Executive Compensation by Class A Stockholders

At Boston Beer’s 2023 Annual Meeting of Stockholders, a non-binding advisory vote was taken on the frequency of future advisory votes regarding Named Executive Officer compensation. Consistent with the recommendation of the Board of Directors, a majority of Class A Shares cast on the matter were in favor of holding such an advisory vote on an annual basis. After consideration of the 2023 voting results, and based upon its prior recommendation, the Board determined that we would conduct future advisory votes regarding compensation awarded to its Named Executive Officers on an annual basis. While the Class A Stockholders have only limited voting rights, consistent with the intent of the Dodd-Frank Act and SEC rules, the Board is providing Class A Stockholders with the opportunity to cast a non-binding advisory vote to approve the compensation of Boston Beer’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The compensation of our NEOs is disclosed in the CD&A, the compensation tables, and the related disclosures contained in this Proxy Statement. As described in the CD&A, Boston Beer has adopted an executive compensation philosophy designed to deliver competitive total compensation upon the achievement of financial and/or strategic performance objectives that will attract, motivate, and retain leaders who will drive the creation of stockholder value. In order to implement that philosophy, the Compensation Committee has established a disciplined process for the adoption of executive compensation programs and individual Executive Officer pay actions. Boston Beer believes that its compensation policies focus on pay-for-performance principles, align with the long-term interests of our stockholders, and provide an appropriate balance between risks and incentives. Stockholders are urged to read the CD&A, which discusses in greater detail how Boston Beer implements its executive compensation philosophy. The Board of Directors asks stockholders to indicate their support for the NEO compensation program, as described in this Proxy Statement, by approval of the following resolution:

“RESOLVED, that the compensation policies and procedures followed by Boston Beer and the Compensation Committee of Boston Beer’s Board of Directors and the level and mix of compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables, and narrative discussion resulting from such policies and procedures, are hereby determined to be appropriate for Boston Beer and are accordingly approved on an advisory basis.”

The vote on this Item 2 is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, the Board and the Compensation Committee value input from stockholders and will consider the outcome of the vote when making future executive compensation decisions.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Item 2 on an advisory basis.

The Board of Directors recommends a vote “FOR” the adoption of the foregoing resolution approving Boston Beer’s executive compensation policies and procedures and the compensation paid to its Named Executive Officers for Fiscal Year 2023, as disclosed in the CD&A, the compensation tables, and related narratives in this Proxy Statement.

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	59

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Item 3:    Election of Class B Directors by the Class B Stockholder

The Nominating/Governance Committee recommends that Samuel A. Calagione, III, Cynthia A. Fisher, C. James Koch, Julio N. Nemeth, and Michael Spillane be elected at the Annual Meeting as Class B Directors for a one-year term.

The Board of Directors recommends that the Class B Stockholder vote “FOR” all such nominees for Class B Director.

Item 4:    Ratification of Appointment of Independent Registered Public Accounting Firm by the Class B Stockholder

Deloitte has been selected by the Audit Committee to serve as our independent registered public accounting firm for Fiscal Year 2024.

Although our By-Laws do not require stockholder ratification or other approval of the retention of our independent registered public accounting firm, as a matter of good corporate governance, the Board is requesting that the Class B Stockholder ratify the selection of Deloitte as our independent registered accounting firm for Fiscal Year 2024.

Under Boston Beer’s By-Laws, voting rights regarding matters other than a limited number of specific issues solely rest with the Class B Stockholder(s). Accordingly, an affirmative vote of the sole Class B Stockholder is required to approve this Item 4.

The Board of Directors recommends that the Class B Stockholder vote “FOR” the ratification of the appointment by the Audit Committee of Deloitte as our independent registered public accounting firm for Fiscal Year 2024.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	60

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Frequently Asked Questions

This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Boston Beer for use at the 2024 Annual Meeting of Stockholders and any adjournments thereof.

1.

When and where is the Annual Meeting and who may attend?

The Annual Meeting will be held on Tuesday, May 7, 2024, at 3:00 p.m. ET at the Samuel Adams Boston Taproom, located at 60 State Street in Boston, Massachusetts. Check-in prior to the formal portion of the meeting will take place in the lobby area of the Taproom, which will be open at approximately 2:00 p.m. ET. Stockholders who are entitled to vote are permitted to attend the meeting. Use of public transportation is strongly encouraged due to parking limitations. The closest subway stops are Government Center and State. For the commuter rail, the Taproom is also approximately a half-mile walk through downtown Boston from both South Station and North Station. While we anticipate being able to accommodate all attendees based on historical attendance statistics, we also encourage you to arrive early due to capacity restrictions at the Taproom.

2.

Who is eligible to vote?

You are eligible to vote if you held shares of Class A or Class B Common Stock as of the close of business on the Record Date, March 13, 2024. Each outstanding Class A Share and Class B Share entitles the stockholder to one (1) vote on each matter properly brought before the respective Class. On the Record Date, we had outstanding and entitled to vote 9,941,687 Class A Shares and 2,068,000 Class B Shares.

3.

What is the difference between a “Registered Stockholder” and a “Beneficial Owner”?

If your shares are registered in your name on the books and records of Computershare, our registrar and transfer agent, you are a “Registered Stockholder” (also sometimes referred to as a Stockholder of Record). If you are a Registered Stockholder, we sent the Notice directly to you. If your shares are held by your broker or bank on your behalf, you are considered a “Beneficial Owner.” If this is the case, the Notice and instructions on how to vote your shares have been sent to you by your broker, bank, or other holder of record.

4.

I am eligible to vote and want to attend the Annual Meeting. What do I need to bring? Do I need to contact Boston Beer in advance of the Annual Meeting?

If you are a Stockholder of Record, please bring your Admission Ticket, the Notice, or other evidence of ownership, if you voted by mail, or the Notice and photo identification, if you voted by phone or internet. If you are a Beneficial Owner, you must present proof of ownership of Boston Beer shares as of March 13, 2024, such as the Notice you received from your broker or a brokerage account statement, and photo identification. In either case, you do not need to contact us in advance to inform us that you will be attending.

5.

I am a Registered Stockholder. How do I cast my vote?

By Internet or Telephone Prior to the Meeting: You may vote your shares via the internet or by telephone by following the instructions provided in the Notice. To vote by the internet, go to www.envisionreports/sam and follow the steps outlined on the secured website. To vote by telephone, call toll free at 1-800-652-8683. Internet and telephone voting for Stockholders of Record will be available 24 hours a day and will close at 11:59 p.m. ET on May 6, 2024.

By Mail Prior to the Meeting: If you received printed copies of the Proxy Materials, you may vote by completing, signing, and dating the Proxy Card and returning it in the prepaid envelope.

In Person at the Annual Meeting: You may vote in person at the Annual Meeting. If you voted via proxy before the meeting, you must revoke it in order to vote in person. If you need to revoke your proxy, please consult with a Boston Beer representative upon admission to the Annual Meeting.

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	61

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6.

I am a Beneficial Owner. How do I cast my vote?

As the Beneficial Owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares by mail using the voting instruction card included in the mailing. You will receive instructions from your broker, bank, or other holder of record regarding how to provide direction on the voting of your shares. If you are a Beneficial Owner and wish to vote your shares in person at the Annual Meeting, you must bring a Legal Proxy provided by your bank, broker, or other holder of record.

7.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of printed Proxy Materials?

As permitted by the rules of the SEC and as a way to reduce our printing and mailing costs, we make the Proxy Materials available to our stockholders on the internet. Unless you previously asked to receive a paper copy of the Proxy Materials, we mailed you a Notice containing instructions on how to access the Proxy Materials online, as well as how you may submit your proxy over the internet or by telephone. If you would like a paper copy of our Proxy Materials, please follow the instructions contained in the Notice.

8.

What is a “proxy” and what is a “proxy statement”?

A “proxy” is the legal designation of another person to vote the shares you own. That other person is called your proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. A “proxy statement” is a document that SEC regulations require us to give you when we ask you to designate individuals to vote on your behalf.

9.

As a Class A Stockholder, what are my voting choices for each of the proposals to be voted on at the Annual Meeting?

Item 1: Election of Three Class A Director Nominees

Voting Choices

•  Vote in favor of all nominees;

•  Vote for specific nominees and withhold a favorable vote for specific nominees; or

•  Withhold a favorable vote for all nominees.

The Board recommends a favorable vote FOR ALL nominees.

Item 2: Non-binding advisory Say-on-Pay vote to approve Boston Beer’s NEO Compensation

Voting Choices

•  Vote for the proposal;

•  Vote against the proposal; or

•  Abstain from voting for the proposal.

The Board recommends a vote FOR the proposal.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	62

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10.

How many shares must be present, in person or by proxy, to hold the Annual Meeting?

The holders of a majority of the issued and outstanding shares of each class of Common Stock are required to be present in person or to be represented by proxy at the Annual Meeting in order to constitute a “quorum” to vote on the matters coming before their respective Class.

11.

How will “withhold” votes, abstentions, and broker non-votes be counted for matters to be voted on by the Class A Stockholders?

Abstentions, “withhold” votes, and broker non-votes will be counted as present in determining whether the quorum requirement is satisfied.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

As our Class A Director nominees are running unopposed this year and are elected by a plurality of votes cast by the Class A Stockholders, each nominee technically only needs one vote to be elected. However, our Class A Stockholders have the option to express dissatisfaction with one or more candidates by indicating that they wish to “withhold” favorable votes with respect to certain or all Class A Director nominees. A substantial number of “withhold” votes will not prevent a nominee from getting elected but could potentially influence decisions by the Board concerning future nominations. The election of directors is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on this proposal. Votes that are withheld and broker non-votes will have no effect on the outcome of the election for directors because directors will be elected by a plurality of votes cast.

The advisory vote on executive compensation is a matter considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on this proposal. Abstentions on the advisory vote of Class A Stockholders regarding the compensation of our Named Executive Officers will have the same effect as negative votes. Broker non-votes will not have an effect on the outcome of the vote regarding the advisory vote on compensation of our Named Executive Officers.

The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, is a matter considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with this proposal. Abstentions will have the effect of a vote against the ratification of Deloitte & Touche LLP.

12.

I am a Class A Stockholder. What if I do not specify a choice for a matter when returning a proxy card?

If you are a Stockholder of Record and you sign and return the proxy card without indicating your instructions, your shares will be voted as recommended by the Board on each of the agenda items for which you are entitled to vote and have not clearly indicated your vote. For example, your shares will be voted in favor of each of the Class A Director nominees and in favor of the proposal to approve, on an advisory basis, the Company’s 2023 NEO compensation. In addition, if other matters come before the meeting, your proxy will have discretion to vote on these matters in accordance with their best judgment. If you are a Beneficial Owner and do not provide voting instructions on the form provided by your bank, broker, or other nominee holding your shares of Class A Common Stock, your shares may not be voted with respect to “non-routine” matters such as the election of directors, the proposal to approve, on an advisory basis, the Company’s 2023 NEO compensation.

13.

What does it mean if I receive more than one Notice?

If you receive multiple Notices, it means that you hold your shares in different ways (for example, some shares held by you directly, some beneficially or in a trust, in custodial accounts, or by joint tenancy) or in multiple accounts. Each Notice you receive should be voted separately by internet, telephone, or mail.

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	63

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14.   May stockholders ask questions at the Annual Meeting?

Yes. There will be a question-and-answer period after the formal portion of the meeting has concluded. In order to provide an opportunity for everyone who wishes to ask a question, stockholders may be limited in the number of questions they may ask. Stockholders should direct questions to the Chairman and confine questions to matters that relate to Company business.

15.   When will Boston Beer announce the voting results?

We will announce the preliminary voting results at the Annual Meeting. We will report the final results in a Form 8-K filed with the SEC within four business days after the meeting.

16.   I lost my Notice or Proxy Materials. How am I able to vote?

You will need the control number found on the bottom of your Notice to be able to vote your shares. If you are a Stockholder of Record and you have not received your Notice or Proxy Materials by April 20, 2024 or have lost or misplaced your Notice or Proxy Materials, please contact Computershare at 888-877-2890 or www.computershare.com to get your control number. If you are a Beneficial Owner, please contact your bank, broker, or other holder of record.

17.   Can I revoke or change my proxy?

You may revoke or change your proxy at any time before it is exercised by: (1) delivering a signed proxy card to Boston Beer with a date later than your previously delivered proxy; (2) voting in person at the Annual Meeting after revoking your proxy; (3) granting a subsequent proxy through the internet or telephone; or (4) sending a written revocation to The Boston Beer Company, c/o Corporate Secretary, Michael G. Andrews, One Design Center Pl., Suite 850, Boston, MA 02210. Your most current proxy is the one that will be counted.

18.   Who incurs the expenses of the proxy solicitation?

All proxy soliciting expenses incurred in connection with the Company’s solicitation of proxies for the Annual Meeting will be borne by the Company. Our officers and employees may solicit proxies by mail, telephone, fax, or personal contact, without being additionally compensated. In addition, Boston Beer has retained Morrow Sodali, a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $8,000, plus reimbursement of reasonable expenses.

19.   How can I contact Boston Beer?

Our mailing address is: The Boston Beer Company, Attn: Investor Relations, One Design Center Place, Suite 850, Boston, Massachusetts 02210. Our main telephone number is (617) 368-5000. Our investor relations website is investors.bostonbeer.com. Investor relations questions may be directed to (617) 368-5152.

www.bostonbeer.com	THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	64

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Other Information

2023 Annual Report

A copy of the 2023 Annual Report on Form 10-K as required to be filed with the SEC, excluding exhibits, is incorporated by reference, and will be mailed to stockholders without charge upon written request to: Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210.

Stockholder Proposals for 2025 Annual Meeting

Stockholders interested in submitting a proposal intended for inclusion in the Proxy Materials for the Annual Meeting of Stockholders to be held in 2025 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices in Boston, Massachusetts on or before December 6, 2024.

If a stockholder wishes to present a proposal at the 2025 Annual Meeting of Stockholders but not have it included in the Company’s Proxy Materials for that meeting, the proposal must be received by the Company no later than March 1, 2025, and it must relate to subject matter which could not be excluded from a proxy statement under any rule promulgated by the SEC. If a stockholder does not meet this deadline or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, the persons named as proxies will be allowed to use their discretionary voting authority when and if the matter is raised at the Annual Meeting.

Householding of Proxy Materials

The Company and some brokers “household” the Annual Report and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Annual Report, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or the Company, if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Investor Relations, The Boston Beer Company, Inc., One Design Center Place, Suite 850, Boston, Massachusetts 02210 or by telephone at (617) 368-5152.

By order of the Board of Directors, Michael G. Andrews Associate General Counsel & Corporate Secretary

THE BOSTON BEER COMPANY, INC.	2024 Proxy Statement	65

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BOSTON BEER co.
· ESTD. 1984 ·

VOTE

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000000000.000000 ext 000000000.000000 ext
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ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59pm, Eastern Time, on May 6, 2024.

Online
Go to **www.envisionreports.com/SAM** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SAM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

2024 Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

+

1. Election of Directors:

01 - Meghan V. Joyce 02 - Cynthia L. Swanson 03 - Jean-Michel Valette

☐ Mark here to vote FOR all nominees

☐ Mark here to WITHHOLD vote from all nominees

☐ For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

	For	Against	Abstain
2. Advisory vote to approve our Named Executive Officers' executive compensation.	☐	☐	☐

Such other matters that may properly come before the meeting or at any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T
1 U P X 6 0 5 5 1 0

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The material is available at: www.envisionreports.com/SAM

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SAM

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Boston Beer Company, Inc.

Notice of 2024 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — Tuesday, May 7, 2024

The undersigned, a stockholder of The Boston Beer Company, Inc., hereby appoints Michael Spillane, Tara L. Heath and Michael G. Andrews, or any of them, acting singly, the undersigned's proxy, with full power of substitution, to appear and vote at the Annual Meeting of Stockholders, to be held on Tuesday, May 7, 2024, or at any adjournments thereof, upon such matters as may come before the Meeting.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C **Non-Voting Items**

Change of Address — Please print new address below.

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